CONTRACT OF PURCHASE AND SALE

BETWEEN

AAT LA JOLLA COMMONS, LLC, PURCHASER

AND

HSPF LA JOLLA COMMONS I INVESTORS LLC, HSPF LA JOLLA COMMONS II INVESTORS LLC AND HSPF LA JOLLA COMMONS III INVESTORS LLC, COLLECTIVELY, SELLER

June 10, 2019

TABLE OF CONTENTS

1.		Purchase and Sale	2

2.		Purchase Price	2

3.		Payment of Purchase Price	2
	3.1	Deposit	2
	3.2	Independent Consideration	2
	3.3	Closing Payment	2

4.		Title Matters; Investigations; Estoppel Certificates; Conditions Precedent	3
	4.1	Title Matters	3
	4.2	Investigations	7
	4.3	Tenant Estoppel Certificates	11
	4.4	Association Estoppel Certificate	12
	4.5	Conditions Precedent to Obligations of Purchaser; No Financing Contingency	13
	4.6	Conditions Precedent to Obligations of Seller	13

5.		Closing	13
	5.1	Seller Deliveries	14
	5.2	Purchaser Deliveries	15
	5.3	Closing Costs	16
	5.4	Prorations	16

6.		Condemnation or Destruction of Real Property	20

7.		Representations, Warranties and Covenants	21
	7.1	Representations, Warranties and Covenants of Seller	21
	7.2	Interim Covenants of Seller	25
	7.3	Representations, Warranties and Covenants of Purchaser	27

8.		Indemnification and Release	28
	8.1	Indemnification by Purchaser	28
	8.2	RELEASE	29
	8.3	Survival	30

9.		Remedies For Default and Disposition of the Deposit	30
	9.1	SELLER DEFAULTS	30
	9.2	PURCHASER DEFAULTS	31
	9.3	Disposition of Deposit	33
	9.4	Survival	33

10.		Miscellaneous	33
	10.1	Brokers	33
	10.2	Limitation of Liability	34

10.3	Exhibits; Entire Agreement; Modification	34
10.4	Business Days	35
10.5	Interpretation	35
10.6	Governing Law	35
10.7	Construction	35
10.8	Successors and Assigns	35
10.9	Notices	35
10.10	Third Parties	37
10.11	Legal Costs	37

EXHIBITS

Exhibit A-1	-	La Jolla Commons I Land
Exhibit A-2	-	La Jolla Commons II Land
Exhibit A-3	-	La Jolla Commons III Land
Exhibit B	-	Title Proforma
Exhibit C	-	Intentionally Omitted
Exhibit D-1 Exhibit D-2	-	Tenant Estoppel Certificate Tenant Estoppel Certificate - Base Form
Exhibit E	-	Purchaser Acknowledgement
Exhibit F	-	Deed
Exhibit G	-	Assignment and Assumption of Leases and Contracts
Exhibit H	-	Bill of Sale and General Assignment
Exhibit I	-	Certification of Non-Foreign Status
Exhibit J	-	Form of Tenant Notice
Exhibit K	-	Form of Vendor Notice
Exhibit L	-	Form of Owner’s Title Certificate
Exhibit M	-	Tenant Options, Rights of First Refusal and Other Purchase Rights
Exhibit N	-	Lease Exhibit
Exhibit O-1	-	Maintenance, Service and Supply Contracts, and Equipment Leases
Exhibit O-2	-	Leasing Commission Agreements
Exhibit P	-	Escrow Agreement
Exhibit Q	-	List of Existing Leasing Costs
Exhibit R	-	Assumed Contracts
Exhibit S	-	Identified Contracts
Exhibit T	-	Pending or Threatened Litigation - Seller
Exhibit U	-	Pending or Threatened Litigation - Purchaser
Exhibit V	-	Assignment and Assumption of Declarant Rights
Exhibit W	-	Accounting Records
Exhibit X	-	Form of Audit Letter
Exhibit Y	-	Association Estoppel Certificate

CONTRACT OF PURCHASE AND SALE
THIS CONTRACT OF PURCHASE AND SALE (this “Agreement”) is made and entered into as of the 10th day of June, 2019 (the “Effective Date”), by and between HSPF LA JOLLA COMMONS I INVESTORS LLC (“La Jolla I Seller”), HSPF LA JOLLA COMMONS II INVESTORS LLC (“La Jolla II Seller”) and HSPF LA JOLLA COMMONS III INVESTORS LLC (“La Jolla III Seller”, together with La Jolla I Seller and La Jolla II Seller, joint and severally, collectively, “Seller”), each a Delaware limited liability, company having an address c/o J.P. Morgan Investment Management Inc., 277 Park Avenue, New York, New York 10172 and AAT LA JOLLA COMMONS, LLC, a Delaware limited liability company, having an address at 11455 El Camino Real, Suite 200, San Diego, California 92130 (“Purchaser”).
W I T N E S S E T H:
A.Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, at the price and upon the terms and conditions set forth in this Agreement, (a) those certain parcels of land commonly known as La Jolla Commons located in the City of San Diego, County of San Diego, State of California, and more particularly described on Exhibit A-1 attached hereto (the “La Jolla Commons I Land”), Exhibit A-2 attached hereto (the “La Jolla Commons II Land”) and Exhibit A-3 attached hereto (the “La Jolla Commons III Land”, together with La Jolla Commons I Land and La Jolla Commons II Land, collectively, the “Land”), (b) all buildings, structures and other improvements located upon the Land (collectively, the “Improvements”), (c) all easements, benefits, privileges, tenements, hereditaments, rights-of-way and other rights appurtenant to the Land (including all mineral, development, air and water rights), if any (collectively, the “Appurtenant Rights”), (d) all licenses to occupy property adjoining the Land, if any (collectively, the “Licenses” and together with the Land, the Improvements and the Appurtenant Rights, the “Real Property”), (e) all right, title and interest of Seller in, to and under the Leases (as hereinafter defined), and, to the extent assignable, the Assumed Contracts (as hereinafter defined), (f) all right, title and interest of Seller, if any, in and to the fixtures, equipment, machinery, furniture, furnishings, supplies and other tangible personal property owned by Seller and now or hereafter located on or used exclusively in connection with the operation, ownership or maintenance of the Real Property (collectively, the “Personal Property”) and (g) to the extent assignable at no cost to Seller (or assignable at a cost which Purchaser elects to pay prior to or in connection with the Closing (as hereinafter defined)), all right, title and interest of Seller in, to and under all intangible personal property, if any, owned by Seller and related to the Real Property, including, without limitation, any governmental permits, licenses and approvals (including any pending applications therefor), any warranties and guarantees (including any warranties or guarantees that Seller has received in connection with any equipment installed within the Real Property, any work or services performed or materials provided in connection with the installation of the Exterior Windows (as hereinafter defined) (collectively, the “Window Warranties”) or any other work or services performed with respect to the Real Property), any trade names, trademarks, URLs, symbols and other intellectual property associated with the Real Property, any plans and specifications and other architectural and engineering drawings for the Improvements in Seller’s possession and any contract rights related to the Property that are not set forth in the Assumed Contracts (collectively, the “Intangible Property”, and together with the Real Property, the Leases, the Assumed Contracts, the Personal Property and the Intangible Property, collectively, the “Property”).

B.Purchaser acknowledges that, except as otherwise expressly provided in this Agreement, the Property is being sold on an “AS IS”, “WHERE IS” and “WITH ALL FAULTS” basis on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for $10.00 in hand paid and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Purchase and Sale. Upon the terms and conditions hereinafter set forth, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Property.

2.Purchase Price. The purchase price (the “Purchase Price”) for the Property shall be the sum of Five Hundred Twenty-Five Million and No/100 Dollars ($525,000,000.00).

3.Payment of Purchase Price. The Purchase Price shall be paid to Seller by Purchaser as follows:

3.1Deposit. Within one (1) Business Day (as hereinafter defined) after the Effective Date, Purchaser shall deposit with First American Title Insurance Company, 3281 East Guasti Road, Suite 440, Ontario, California 91761, Attention: Christine Siegel (in its capacity as escrow agent, “Escrowee”), by wire transfer of immediately available federal funds to an account designated by Escrowee, the sum of Ten Million and No/100 Dollars ($10,000,000.00) (together with all interest thereon, but excluding the Independent Consideration (as hereinafter defined), the “Initial Deposit”), which Initial Deposit shall be held by Escrowee pursuant to the escrow agreement (the “Escrow Agreement”) attached hereto as Exhibit P. If Purchaser shall fail to deposit the Initial Deposit with Escrowee within one (1) Business Day after the Effective Date, then at Seller’s election, this Agreement shall be null, void ab initio and of no force or effect. The Initial Deposit and, if the Extension Deposit is delivered by Purchaser to Escrowee in accordance with Section 5 of this Agreement, the Extension Deposit, shall be referred to herein, collectively, as the “Deposit.” The Deposit shall be nonrefundable to Purchaser, except as otherwise expressly provided to the contrary in this Agreement.

3.2Independent Consideration. A portion of the Deposit in the amount of One Thousand Dollars ($1,000) (the “Independent Consideration”) shall be earned by Seller upon execution and delivery of this Agreement by Seller and Purchaser. Seller and Purchaser hereby mutually acknowledge and agree that the Independent Consideration represents adequate bargained for consideration for Seller’s execution and delivery of this Agreement and Purchaser’s exclusive right to purchase the Property pursuant to the terms of this Agreement. The Independent Consideration is in addition to and independent of any other consideration or payment provided for in this Agreement and is nonrefundable in all events. Upon the Closing or the termination of this Agreement, the Independent Consideration shall be paid to Seller.

3.3Closing Payment. The Purchase Price, as adjusted by the application of the Deposit and by the prorations and credits specified herein, shall be paid by Purchaser, by wire transfer of immediately available federal funds to an account or accounts designated in writing by Seller on the Closing Date (as hereinafter defined) (the amount being paid under this Section 3.3 being herein called the “Closing Payment”).

4.Title Matters; Investigations; Estoppel Certificates; Conditions Precedent.

4.1Title Matters.

4.1.1Title to the Property.

(a)Attached hereto as Exhibit B is a proforma title insurance policy for the Property that Purchaser negotiated with the Title Company (as defined below) prior to the Effective Date (the “Title Proforma”). The Title Proforma contains all endorsements requested by Purchaser and is in form and substance acceptable to Purchaser and Seller. As a condition to Purchaser’s obligation to consummate the Transaction, First American Title Insurance Company (in its capacity as title insurer, the “Title Company”), 4380 La Jolla Village Drive, Suite #110, San Diego, California 92122, Attention: Skip Santy

and 3281 East Guasti Road, Suite 440, Ontario, California 91761, Attention: Wendy M. Hagen Bowen, shall have unconditionally and irrevocably committed to insure Purchaser as the fee owner of the Real Property in the amount of the Purchase Price by the Title Company’s issuance, at the Closing, of an ALTA extended coverage owner’s title insurance policy in the form of the Title Proforma, including all of the endorsements attached thereto (the Owner’s Policy”), subject only to the Permitted Exceptions (as hereinafter defined). As a condition to entering into this Agreement, prior to the date hereof, Title Company shall have committed to the foregoing in writing and shall have agreed to such issuance of the Owner’s Policy with no further requirements of the Seller except as provided herein. In the event the Title Company informs the parties that it will not issue at Closing the Owner’s Policy in the form of the Title Proforma (subject to the modifications permitted pursuant to the terms of this Agreement), Seller, in its sole discretion, shall have the right but not the obligation, upon written notice to Purchaser, to adjourn the Scheduled Closing Date for up to fifteen (15) days in order to endeavor to cause the Title Company to issue the Owner’s Policy in the form of the Title Proforma to Purchaser; provided, however, if Seller delivers written notice to Purchaser of Seller’s election to exercise its right to adjourn the Scheduled Closing Date under this Section 4.1.1(a), Purchaser may elect, by written notice delivered to Seller, to accept the Owner’s Policy in the revised form provided by the Title Company, in which case the parties shall proceed to the Closing on the Scheduled Closing Date without extension. If the Title Company’s unwillingness to issue the Owner’s Policy in the form of the Title Proforma results from a material action or failure to act by Purchaser, such as a failure to provide a survey satisfactory to the Title Company, then the condition to Closing set forth herein and in Section 4.5 below shall be deemed to have been satisfied.

(b)Prior to the Effective Date, the Title Company issued a commitment for an owner’s fee title insurance policy or policies with respect to the Real Property under Commitment Order No. NCS-933038-ONT1 and with an effective date of May 6, 2019 (the “Title Commitment”), together with copies of each of the title exceptions noted therein. Prior to the Effective Date, Purchaser ordered, at its sole cost and expense, an update to an existing survey of the Property delivered by Seller to Purchaser or a new survey of the Property that was prepared by a surveyor registered in the State of California and certified by said surveyor to Purchaser and Seller as having been prepared in accordance with the minimum detail requirements of the ALTA land survey requirements (the “Survey”). Seller has received a copy of the Title Commitment, the Title Proforma and the Survey. If the Title Company amends or updates the Title Commitment after the Effective Date and any new exceptions to title to the Real Property, other than (i) the Permitted Exceptions, (ii) Immaterial Exceptions or (iii) any new exceptions for matters shown on any updates to the Survey, appear in the amended or updated Title Commitment (such exception(s) being herein called, collectively, the “Unpermitted Exceptions”), subject to which Purchaser is unwilling to accept title, and Purchaser shall provide Seller with written notice (the “Title Objection Notice”) thereof on or before the date that is three (3) days after receipt of the amended or updated Title Commitment, Seller, in its sole and absolute discretion, may undertake to eliminate the same subject to the terms and conditions of this Section 4.1.1. Purchaser hereby waives any right Purchaser may have to advance, as objections to title or as grounds for Purchaser’s refusal to close the transactions contemplated by this Agreement (the “Transaction”), (a) any Unpermitted Exception of which Purchaser does not timely notify Seller in a Title Objection Notice, unless Purchaser provides to Seller a Title Objection Notice within three (3) days after the Title Company notifies Purchaser of such Unpermitted Exception and (b) the types of exceptions referenced above in clause (ii) and (iii) of this subsection (with all such exceptions being deemed to constitute additional Permitted Exceptions). Seller shall notify Purchaser, in writing, within three (3) days after receipt by Seller of the applicable Title Objection Notice, whether or not it will eliminate all or any of such Unpermitted Exceptions (“Seller’s Title Response”), and if Seller fails to deliver Seller’s Title Response on or before such date, Seller shall be deemed to have delivered a Seller’s Title Response electing not to eliminate any such Unpermitted Exceptions. Seller, in its sole discretion, shall have the right, upon written notice to Purchaser prior to the Scheduled Closing Date, to adjourn the Scheduled Closing Date for up to sixty (60)

days in order to eliminate any Unpermitted Exception which Seller has agreed to eliminate under this Agreement or which Seller has agreed to eliminate pursuant to Seller’s Title Response; provided, however, if Seller delivers written notice to Purchaser of Seller’s election to exercise its right to adjourn the Scheduled Closing Date under this Section 4.1.1(b), Purchaser may elect, by written notice delivered to Seller, to waive Purchaser’s objection to the Unpermitted Exception which Seller is endeavoring to eliminate, in which case the parties shall proceed to the Closing on the Scheduled Closing Date without extension. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Seller shall not under any circumstance be required or obligated to eliminate any Unpermitted Exception including, without limitation, to bring any action or proceeding, to make any payments or otherwise to incur any expense in order to eliminate any Unpermitted Exception or to arrange for title insurance insuring against enforcement of such Unpermitted Exception against, or collection of the same out of, the Real Property, notwithstanding that Seller may have attempted to do so, or may have adjourned the Scheduled Closing Date for such purpose; provided, however, Seller shall (x) satisfy any mortgage, security instrument or deed of trust placed on the Real Property by Seller and (y) cause the removal (by bonding or otherwise) of (i) any mechanics’ liens or materialmen’s liens which arise as a result of work undertaken on behalf of Seller and encumber all or any portion of the Property, (ii) any encumbrances that have been voluntarily placed upon the Property by Seller after the Effective Date and are not otherwise permitted pursuant to the provisions hereof and (iii) any other monetary liens encumbering the Real Property in an amount not to exceed One Hundred Thousand and 00/100 Dollars ($100,000.00) in the aggregate, provided that such monetary lien shall not be the result of any act or omission of Purchaser or any of Purchaser’s Representatives or any of the tenants at the Real Property (collectively, “Mandatory Objections”). Seller shall not have the right to adjourn the Scheduled Closing Date in order to eliminate any Mandatory Objection and shall be required, subject to the right to bond over exceptions in accordance with this subsection, to utilize a portion of the Purchase Price to eliminate any such Mandatory Objection on the Closing Date in accordance with Section 4.1.1(d). For purposes herein, “Immaterial Exception” means any non-monetary title exception that first appears in an amendment or update to the Title Commitment that is issued after the Effective Date and does not materially and adversely affect the use or operation of the Real Property; provided that in no event shall either a Mandatory Objection or a title exception arising as a result of Seller’s default hereunder constitute an Immaterial Exception.

(c)Except as to Mandatory Objections (which Seller will be obligated to eliminate), if Seller elects in Seller’s Title Response not, or is deemed to elect not, to eliminate all Unpermitted Exceptions noted in the applicable Title Objection Notice, Purchaser shall have the right, as its sole remedy by delivery of written notice to Seller within three (3) Business Days following delivery or deemed delivery of Seller’s Title Response, to either (i) terminate this Agreement by written notice delivered to Seller and Escrowee or (ii) accept title to the Real Property subject to such Unpermitted Exception(s) without a reduction in, abatement of, or credit against, the Purchase Price. If Purchaser elects to terminate this Agreement pursuant to this Section 4.1.1(c), (1) Escrowee shall return the Deposit to Purchaser, and (2) no party hereto shall have any further obligation under this Agreement except under those obligations, liabilities and provisions that expressly survive the Closing or a termination of this Agreement (collectively, the “Surviving Obligations”). The failure of Purchaser to deliver timely any written notice of election to terminate this Agreement under this Section 4.1.1(c) shall be conclusively deemed to be an election under the applicable clause (ii) above.

(d)If there are any Mandatory Objections, Unpermitted Exceptions noted in the Title Objection Notice or other liens or encumbrances that Seller is obligated or elects to eliminate under this Agreement, then Seller shall either (i) arrange, at Seller’s cost and expense, for a bond, affirmative title insurance or special endorsements insuring against enforcement of such liens or encumbrances against, or collection of the same out of, the Real Property, or (ii) use any portion of the Purchase Price to pay and discharge the same, either by way of payment or by alternative manner reasonably satisfactory to the Title Company, and the same shall not be deemed to be Unpermitted Exceptions.

(e)Notwithstanding any provisions of this Agreement to the contrary, the Scheduled Closing Date shall be automatically adjourned in order to provide each party hereto with the full amount of all review and notice periods set forth in this Section 4.1.1; provided, however, Purchaser shall have the right to waive any such automatic adjournment of the Scheduled Closing Date by delivering written notice to Seller and Escrowee of Purchaser’s election to accept title to the Property subject to the matter that would cause such adjournment, in which case the parties shall proceed to the Closing on the Scheduled Closing Date without such adjournment.

(f)If the Closing is not consummated because of a default hereunder or the failure of a condition precedent to Purchaser’s obligation to purchase, or Seller’s obligation to sell, the Property to be satisfied on the Closing Date, the defaulting party shall be responsible for any title or escrow cancellation charges, otherwise the title and escrow charges will be paid in accordance with Section 5.3 of this Agreement.

4.1.2Permitted Exceptions to Title. The Real Property shall be sold and conveyed subject only to the following exceptions to title (the “Permitted Exceptions”):

(a)any state of facts that an accurate survey of the Property may show, other than those items Seller is obligated to eliminate prior to the Closing in accordance with Section 4.1.1;

(b)those matters specifically set forth on Exhibit B attached hereto;

(c)all laws, ordinances, rules and regulations of the United States, the State of California, or any agency, department, commission, bureau or instrumentality of any of the foregoing having jurisdiction over the Real Property (each, a “Governmental Authority”), as the same may now exist or may be hereafter modified, supplemented or promulgated;

(d)all presently existing and future liens of real estate taxes or assessments and water rates, water meter charges, water frontage charges and sewer taxes, rents and charges, if any, provided that such items are not yet due and payable and are apportioned as provided in this Agreement;

(e)any exceptions disclosed in any amendment or update to the Title Commitment issued by the Title Company after the Effective Date that are not disclosed by the Title Commitment and that Purchaser shall have agreed or be deemed to have agreed to waive as an Unpermitted Exception under Section 4.1.1;

(f)rights of the tenants under a Lease either identified in the Lease Exhibit (as hereinafter defined) or entered into after the Effective Date in accordance with the terms of this Agreement, as tenants in possession only, with no rights or options to purchase any portion of the Property, except to the extent set forth in Exhibit M of this Agreement;

(g)all utility easements of record which Seller does not agree to cause to be removed or cured on or prior to the Closing;

(h)liens which are the responsibility of any tenant at the Real Property to cure, correct or remove;

(i)the printed exceptions which appear in the standard form owner’s policy of the title insurance issued by the Title Company in the State of California; and

(j)Immaterial Exceptions.

Under no circumstance will Mandatory Objections constitute Permitted Exceptions.
4.2Investigations.

4.2.1Except for title matters not shown on the Commitment (which shall be governed by the provisions of Section 4.1 above), Purchaser acknowledges that pursuant to that certain Access Agreement dated May 17, 2019 (the “Access Agreement”), Purchaser has had the opportunity to conduct examinations, inspections, testing, studies and investigations of the Property and to review such information regarding the Property and such documents applicable to the Property as delivered or made available to Purchaser, in each case, as Purchaser deemed necessary and appropriate, and examined and investigated to its full satisfaction all facts, circumstances, and matters relating to the Property (including the physical condition and use, availability and adequacy of utilities, access, zoning, compliance with applicable Laws, environmental conditions, engineering and structural matters), title and survey matters, and any other matters it deemed necessary and appropriate, in Purchaser’s reasonable discretion, for purposes of consummating this Transaction (collectively, the “Investigations”), which Investigations shall at all times be subject to Purchaser’s compliance with the provisions of this Section 4.2. Except for any limitations as may be imposed in this Agreement, Purchaser shall have the right to continue its Investigations subject to the terms hereof until the earlier of (x) the Closing, and (y) the termination of this Agreement; provided that in no event shall such continued Investigations confer any right to terminate this Agreement except as expressly provided herein. During Purchaser’s continued Investigations, Seller shall provide Purchaser with reasonable access to the Real Property upon reasonable advance notice and shall also make available to Purchaser, at the offices of Seller and/or the property manager of the Property, access to all leases, service contracts, other contracts and agreements, and as reasonably requested by Purchaser, other Information (as herein after defined) with respect to the Property in Seller’s possession, all upon reasonable advance written notice; provided, however, in no event shall Seller be obligated to make available (1) any document or correspondence which would be subject to the attorney-client privilege; (2) any document or item which Seller is contractually or otherwise bound to keep confidential; (3) any documents pertaining to the marketing of the Property for sale to prospective purchasers; (4) any internal memoranda, reports or assessments relating to the Property; (5) appraisals of the Property whether prepared internally by Seller or Seller’s affiliates or externally; or (6) any documents which Seller considers confidential or proprietary. As of the date hereof, Seller has provided, to the extent such documents are in Seller’s possession or control, all currently in effect articles of incorporation, by-laws and resolutions of the Association, minutes of meetings of the board of directors of the Association and all declarations, agreements, instruments or other documents to which the Association is a party or under which the Association is delegated or assigned any management or administrative powers or obligations. Any entry upon the Property and all Investigations shall be made or performed during Seller’s normal business hours and at the sole risk and expense of Purchaser, and shall not interfere in any material respect with the activities on or about the Real Property of Seller, its tenants or their respective employees and invitees. Purchaser shall:

(a)promptly repair any damage to the Property resulting from any such Investigations and replace, refill and regrade any holes made in, or excavations of, any portion of the Property used for such Investigations so that the Property shall be in the same condition that it existed in prior to such Investigations; provided, however, Purchaser has no obligation to repair any Pre-Existing Conditions (as defined below);

(b)fully comply with all laws applicable to the Investigations and all other activities undertaken in connection therewith;

(c)permit Seller to have a representative present during all Investigations undertaken hereunder;

(d)take all actions and implement all protections necessary to ensure that the Investigations and the equipment, materials, and substances generated, used or brought onto the Real Property in connection with the Investigations, pose no threat to the safety or health of persons or the environment, and cause no damage to the Property or other property of Seller or other persons;

(e)upon Seller’s request, upon termination of this Agreement, furnish to Seller, at no cost or expense to Seller, copies of all surveys, soil test results, engineering, asbestos, environmental and other studies and reports (other than internal analysis and proprietary information of Purchaser) relating to the Investigations which Purchaser shall obtain with respect to the Property;

(f)maintain or cause to be maintained, at Purchaser’s expense, a policy of commercial general liability insurance, with a broad form contractual liability endorsement and with a combined single limit of not less than $2,000,000 per occurrence for bodily injury and property damage, automobile liability coverage including owned and hired vehicles with a combined single limit of $2,000,000 per occurrence for bodily injury and property damage, and an excess umbrella liability policy for bodily injury and property damage in the amount of $1,000,000, insuring Purchaser, Seller, J.P. Morgan Investment Management Inc., and JPMorgan Chase Bank, N.A., as additional insureds, against any injuries or damages to persons or property that may result from or are related to (i) Purchaser’s and/or any of the Purchaser’s Representatives’ (as hereinafter defined) entry upon the Real Property, (ii) any Investigations or other activities conducted thereon, and/or (iii) any and all other activities undertaken by Purchaser and/or any of the Purchaser’s Representatives at the Property, all of which insurance shall be on an “occurrence form” and otherwise in such forms reasonably acceptable to Seller and with an insurance company reasonably acceptable to Seller and shall provide that no cancellation or reduction thereof shall be effective until at least thirty (30) days after receipt by Seller of written notice thereof, and deliver a copy of such insurance policy to Seller prior to the first entry on the Real Property;

(g)not cause the Investigations or any other activities undertaken by Purchaser or any of the Purchaser’s Representatives to result in any liens, judgments or other encumbrances being filed or recorded against the Property (other than with respect to any Pre-Existing Conditions), and Purchaser shall, at its sole cost and expense, immediately discharge of record any such liens or encumbrances that are so filed or recorded (including, without limitation, liens for services, labor or materials furnished); and

(h)indemnify, defend and hold harmless Seller and any agent, advisor, representative, affiliate, employee, director, officer, partner, member, beneficiary, investor, servant, shareholder, trustee or other person or entity (each, a “Person”) acting on Seller’s behalf or otherwise related to or affiliated with Seller (including Seller, collectively, the “Seller Related Parties”) from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and disbursements) (collectively, “Claims”), suffered or incurred by any of the Seller Related Parties and arising out of or in connection with (i) entry upon the Real Property by Purchaser or any of the Purchaser’s Representatives, (ii) any Investigations or other activities conducted thereon by Purchaser or any of the Purchaser’s Representatives, (iii) any liens or encumbrances filed or recorded against the Property as a consequence of the Investigations and/or (iv) any and all other activities undertaken by Purchaser or any of the Purchaser’s Representatives with respect to the Property. The foregoing indemnity shall not include any Claims to the extent resulting from (x) the mere discovery, by Purchaser or any of the Purchaser’s Representatives, of pre-existing conditions on the Property during Investigations conducted pursuant to, and in accordance with, the terms of this Agreement and which are not exacerbated by the activities of any such Person (collectively, “Pre-Existing Conditions”), or (y) the gross negligence or willful misconduct of Seller or any Seller Related Party.

(i)Without limiting the foregoing, in no event shall Purchaser or any of the Purchaser’s Representatives, without the prior written consent of Seller: (x) make any intrusive physical testing (environmental, structural or otherwise) at the Property (such as soil borings, water samplings or the like), (y) contact any of the tenants at the Property and/or (z) contact any Governmental Authority with respect to matters concerning the Property, except with respect to obtaining a zoning compliance letter and/or confirming the Entitlements (as hereinafter defined), provided that Seller or a Seller Related Party is copied on any correspondence and present during any discussions with any Governmental Authority.

(j)Purchaser’s obligations under this Section 4.2.1 shall survive the Closing or a termination of this Agreement.

4.2.2Property Information and Confidentiality. All Information (as hereinafter defined) provided to or obtained by Purchaser, whether prior to or after the date hereof, shall be subject to the following terms and conditions:

(a)Any Information provided or to be provided with respect to the Property is solely for the convenience of Purchaser and was or will be obtained from a variety of sources. None of the Seller Related Parties has made any independent investigation or verification of such information and, except as expressly set forth in this Agreement, makes no (and expressly disclaims all) representations and warranties as to the truth, accuracy or completeness of the Information, or any other studies, documents, reports or other information provided to Purchaser hereunder and expressly disclaims any implied representations as to any matter disclosed or omitted. None of the Seller Related Parties shall be liable for any mistakes, omissions, misrepresentations or any failure to investigate the Property nor shall any of the Seller Related Parties be bound in any manner by any verbal or written statements, representations, appraisals, environmental assessment reports, or other information pertaining to the Property or the operation thereof, except as expressly set forth in this Agreement.

(b)Purchaser agrees that neither Purchaser nor any of the Purchaser’s Representatives shall, at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any Person, the Information, or any other knowledge or information acquired by Purchaser or any of the Purchaser’s Representatives from any of the Seller Related Parties or by Purchaser’s own inspections and investigations, other than matters that were in the public domain at the time of receipt by such Person. Without Seller’s prior written consent, Purchaser shall not disclose and Purchaser shall direct each of the Purchaser’s Representatives not to disclose to any Person, any of the terms, conditions or other facts concerning a potential purchase of the Property by Purchaser, including, without limitation, the status of negotiations. Notwithstanding the foregoing, Purchaser may (x) disclose such of the Information and its other reports, studies, documents and other matters generated by it and the terms of this Agreement (i) as required by law or court order (provided prior written notice of such disclosure shall be provided to Seller) and (ii) as Purchaser deems necessary or desirable to any of the Purchaser’s Representatives in connection with Purchaser’s Investigations and the Transaction, provided that those to whom such Information is disclosed are informed of the confidential nature thereof and agree(s) to keep the same confidential in accordance with the terms and conditions hereof and (y) make the public disclosures described in Section 10.24.

(c)Purchaser shall, and shall cause each of the Purchaser’s Representatives to, use reasonable care to maintain in good condition all of the Information furnished or made available to such Person in accordance with this Section 4.2.2. If this Agreement is terminated, then, upon the request of Seller, Purchaser shall, and shall cause each of the Purchaser’s Representatives to, promptly deliver to Seller all originals and copies of the Information in the possession of such Person, and to expunge and delete any of the Information maintained on any word processing or computer system or in any other electronic form to the extent practicable.

(d)As used in this Agreement, the term “Information” shall mean any of the following: (i) all information and documents in any way relating to the Property, the operation thereof or the sale thereof, including, without limitation, this Agreement, all leases and contracts furnished to, or otherwise made available (including, without limitation, in any electronic data room established by or on behalf of Seller) for review by, Purchaser or its directors, officers, employees, affiliates, partners, members, brokers, agents or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers and financial advisors (collectively, the “Purchaser’s Representatives”), by any of the Seller Related Parties or any of their agents or representatives, including, without limitation, their contractors, engineers, attorneys, accountants, consultants, brokers or advisors, and (ii) all analyses, compilations, data, studies, reports or other information or documents prepared or obtained by Purchaser or any of the Purchaser’s Representatives containing or based on, in whole or in part, the information or documents described in the preceding clause (i), the Investigations, or otherwise reflecting their review or investigation of the Property.

(e)Purchaser shall indemnify and hold harmless each of the Seller Related Parties from and against any and all Claims suffered or incurred by any of the Seller Related Parties and arising out of or in connection with the breach by Purchaser or any of the Purchaser’s Representatives of the provisions of this Section 4.2.2.

(f)In addition to any other remedies available to Seller, Seller shall have the right to seek equitable relief, including, without limitation, injunctive relief and/or specific performance, against Purchaser or any of the Purchaser’s Representatives in order to enforce the provisions of this Section 4.2.2.

(g)The provisions of this Section 4.2.2 shall survive a termination of this Agreement.

4.2.3Identified Contracts. Attached hereto as Exhibit R is a list of the Contracts (as hereinafter defined) Purchaser will assume in connection with the Closing (collectively, the “Assumed Contracts”), and attached hereto as Exhibit S is a list of the Contracts Seller shall terminate in connection with the Closing (collectively, the “Identified Contracts”). For the purposes of this Agreement, the term Identified Contracts shall additionally include all Contracts that are not listed on Exhibits R or S attached hereto, other than any Contracts that are entered into by Seller after the Effective Date with Purchaser’s consent in accordance with Section 7.2.2 of this Agreement. Seller shall, on the Closing Date, deliver notices of termination to the vendors under the Identified Contracts, terminating such Identified Contracts effective upon the earliest date that, pursuant to the terms of such Identified Contracts, such Identified Contracts may be terminated. If any of the Identified Contracts cannot be terminated without the payment of a fee, premium, penalty or other form of early termination compensation, Purchaser shall be responsible for paying such fee, premium, penalty or other compensation. Purchaser understands and agrees that, at Closing, Purchaser shall assume the obligations of Seller which arise after the Closing under any Assumed Contracts and any Contracts that are entered into after the Effective Date with Purchaser’s approval in accordance with this Section 7.2.2 of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, Seller shall, on or before the Closing Date, deliver notice of termination and instructions to immediately cease any performance at the Property for any existing property management agreement with respect to the Property and any other agreements or contracts between Seller and the property manager which relate to the Property (including, without limitation, any office space for property management services, any parking leases and similar agreements); provided, however, Purchaser shall assume Seller’s right, title and interest with respect to the lease dated September 25, 2009 between Hines Interests Limited Partnership and Seller, which expires August 31, 2019, in connection with the Closing pursuant to the terms of the Assignment and Assumption of Leases and Contracts (as hereinafter defined).

4.3Tenant Estoppel Certificates.

4.3.1Seller shall use commercially reasonable efforts (and, as used in this Agreement, commercially reasonable efforts shall not be deemed to include any obligation to institute legal proceedings, deliver notices of default or to expend any monies, other than monies to pay for reasonable and customary costs normally associated with requesting and pursuing similar tenant estoppel certificates) to obtain estoppel certificates (each, a “Tenant Estoppel Certificate”, and collectively, the “Tenant Estoppel Certificates”) from (i) LPL Holdings, Inc., (ii) all tenants of the Property that lease rentable space within the Property that is equal to or greater than 4,000 square feet and (iii) any other tenants of the Property such that Tenant Estoppel Certificates shall have been received from tenants that collectively lease at least seventy-five percent (75%) of the net rentable square footage within the Real Property as of the Effective Date. The certificates shall, subject to the further provisions of this Section, be substantially in the form (or containing substantially similar certifications as contained in the form) attached hereto as Exhibit D-1 (or if Seller, after attempting to obtain certificates in such form, is unable to obtain the same, then in the form, if any, prescribed in the applicable Lease or other operative document or in any form such that the Tenant has made substantially similar certifications as contained in the form attached hereto as Exhibit D‑2, which certifications shall be deemed sufficient to satisfy the estoppel requirement for such Tenant) but in each case, the form shall be modified to make the statements contained therein factually correct. Notwithstanding anything to the contrary contained in this Agreement, a tenant shall not be required to make any certifications not specifically enumerated in the applicable Lease estoppel requirements.

4.3.2Prior to the Effective Date, Seller has delivered to Purchaser, copies of the Tenant Estoppel Certificates, on the form required hereunder, with all blank spaces completed prior to their delivery to tenants under any of the Leases and Purchaser has approved the same.

4.3.3Notwithstanding anything contained in this Section 4.3 to the contrary, if Purchaser fails to object in writing to any Tenant Estoppel Certificate received from a Tenant, to the extent different from the form delivered pursuant to Section 4.3.2, or to modifications to a Tenant Estoppel Certificate made by a Tenant, within two (2) Business Days after a copy of such certificate has been delivered to Purchaser, Purchaser shall be deemed to have approved the same; provided, that Purchaser shall be deemed to have objected to Tenant Estoppel Certificates that disclose (a) any uncured defaults by such tenants or Seller under the terms of the applicable Leases or any other material costs or other material obligations with respect to such Leases for which Purchaser may be reasonably likely to be liable after the Closing, in each case unless the same were previously disclosed in writing to Purchaser or contained in the Leases or the Information provided prior to the Effective Date or (b) material economic terms with respect to such Leases which conflict with the material economic terms disclosed by Seller in writing to Purchaser prior to the Effective Date.

4.4Association Estoppel Certificate.

4.4.1Seller shall use commercially reasonable efforts to obtain an estoppel certificate (the “Association Estoppel Certificate”) from La Jolla Commons Master Association, a California nonprofit mutual benefit corporation (the “Association”), with respect to the Association Documents (as hereinafter defined). The Association Estoppel Certificate shall, subject to the further provisions of this Section, be substantially in the form attached hereto as Exhibit Y.

4.4.2Seller shall endeavor to deliver to Purchaser, for its review and approval, a copy of the Association Estoppel Certificate, on the form required hereunder, with all blank spaces completed prior to the delivery of the Association Estoppel Certificate to the Association. Unless Purchaser objects in writing to such completed Association Estoppel Certificate within two (2) Business Days after receipt thereof, Purchaser shall be deemed to have approved such completed Association Estoppel Certificate.

4.4.3Notwithstanding anything contained in this Section 4.4 to the contrary, if Purchaser fails to object in writing to the Association Estoppel Certificate received from the Association, or to modifications to the Association Estoppel Certificate made by the Association, within two (2) Business Days after a copy of such certificate has been delivered to Purchaser, Purchaser shall be deemed to have approved the same.

4.5Conditions Precedent to Obligations of Purchaser; No Financing Contingency. The obligation of Purchaser to consummate the Transaction shall be subject to (i) the performance and observance, in all material respects, by Seller of all covenants, warranties and agreements of this Agreement to be performed or observed by Seller prior to or on the Closing Date and (ii) the fulfillment on or before the Closing Date of all other conditions precedent to Closing benefiting Purchaser specifically enumerated in this Agreement (including, without limitation, the condition precedent that the Title Company be unconditionally and irrevocably committed to issue the Owner’s Policy to Purchaser at the Closing in accordance with Section 4.1.1(a)), any or all of which may be waived by Purchaser in its sole discretion. In the event that any of the conditions precedent to the Closing benefiting Purchaser are not satisfied or waived by Purchaser prior the Scheduled Closing Date, Purchaser shall have the right to terminate this Agreement by written notice delivered to Seller and Escrowee, in which case Escrowee shall return the Deposit to Purchaser. Notwithstanding anything to the contrary contained herein, Purchaser acknowledges and agrees that, while Purchaser may at its own risk attempt to obtain financing with regard to its acquisition of the Property, (i) Purchaser’s obtaining, or ability to obtain, financing for its acquisition of the Property is in no way a condition to Purchaser’s performance of its obligations under this Agreement, (ii) Purchaser’s performance of its obligations under this Agreement is in no way dependent or conditioned upon the availability of any financing whether generally in the marketplace or specifically in favor of Purchaser, and (iii) in no event shall the Closing be delayed on account of Purchaser’s obtaining, or ability to obtain, financing.

4.6Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the Transaction shall be subject to the performance and observance, in all material respects, by Purchaser of all covenants, warranties and agreements of this Agreement to be performed or observed by Purchaser prior to or on the Closing Date and the fulfillment on or before the Closing Date of all other conditions precedent to Closing benefiting Seller specifically enumerated in this Agreement, any or all of which may be waived by Seller in its sole discretion.

5.Closing. The closing (the “Closing”) of the Transaction shall occur at 1:00 p.m. (Pacific time) on or before the date that is ten (10) days following the Effective Date (the “Scheduled Closing Date”) (as the same may be extended as expressly provided herein), TIME BEING OF THE ESSENCE with respect to the parties’ obligation to close on such date (the date on which the Closing shall occur being herein referred to as the “Closing Date”). It is contemplated that the Transaction shall be closed by means of a so called

“New York Style Closing”, with the concurrent delivery of the documents of title, the commitment to deliver the Owner’s Policy and the payment of the Purchase Price. Notwithstanding the foregoing, there shall be no requirement that Seller and Purchaser physically meet for the Closing, and all documents and funds to be delivered at the Closing shall be delivered to Escrowee unless the parties hereto mutually agree otherwise. Seller and Purchaser also agree that disbursement of the Purchase Price, as adjusted by the prorations, shall not be conditioned upon the recording of any document, but rather, upon the satisfaction or waiver of all conditions precedent to the Closing and the irrevocable agreement by the Title Company to issue the Owner’s Policy effective as of the Closing. The Closing shall constitute approval by each party of all matters to which such party has a right of approval and a waiver of all conditions precedent. Purchaser shall have the right to extend the Scheduled Closing Date by up to ten (10) days by (i) delivering written notice of Purchaser’s election to exercise such extension option to Seller and Escrowee, not less than three (3) Business Days prior to the Scheduled Closing Date and (ii) concurrently with the delivery of such written notice to Seller and Escrowee, depositing with Escrowee, by wire transfer of immediately available federal funds to the account designated by Escrowee, the sum of Five Million and No/100 Dollars ($5,000,000.00) (the “Extension Deposit”). The Extension Deposit shall be nonrefundable to Purchaser, except as otherwise expressly provided in this Agreement, and held by Escrowee pursuant to the Escrow Agreement.

5.1.Seller Deliveries. At or prior to the Closing, Seller shall deliver or cause to be delivered to Purchaser or to the Escrowee, as the case may be the following items executed and acknowledged by Seller, as appropriate:
5.1.1A deed (the “Deed”) in the form attached hereto as Exhibit F.

5.1.2An assignment and assumption of leases and contracts (the “Assignment and Assumption of Leases and Contracts”), in the form attached hereto as Exhibit G.

5.1.3A bill of sale and general assignment (the “Bill of Sale”), in the form attached hereto as Exhibit H.

5.1.4A certification of non-foreign status in the form attached hereto as Exhibit I, and any required state certificate that is sufficient to exempt Seller from any state withholding requirement with respect to the Transaction.

5.1.5All keys to the Improvements, to the extent the same are in Seller’s possession or control.

5.1.6All original copies of the Leases, to the extent the same are in Seller’s possession or control.

5.1.7All original copies of the Contracts that will bind Purchaser following Closing to the extent the same are in Seller’s possession or control (all items in Sections 5.1.5 through 5.1.7 may be either delivered at Closing or left at the management office at the Real Property, to the extent not previously delivered to Purchaser).

5.1.8All applicable transfer tax forms, if any.

5.1.9Such further instruments as may be reasonably required by the Title Company to record the Deed.

5.1.10A notice to each of the tenants under the Leases in effect on the Closing Date (collectively, the “Tenant Notices”) in the form attached hereto as Exhibit J, advising tenants under such Leases of the sale of the Real Property to Purchaser and directing them to make all payments to Purchaser or its designee, which Tenant Notices Purchaser shall, at Purchaser’s sole cost and expense, either mail by certified mail return receipt requested or hand-deliver to each of the tenants under such Leases.

5.1.11A notice to each of the vendors under the Assumed Contracts (collectively, the “Vendor Notices”) in the form attached hereto as Exhibit K or such other form as may be prescribed by the applicable Assumed Contract, advising them of the sale of the Real Property to Purchaser and the assignment to and assumption by Purchaser of Seller’s obligations in accordance with the Assignment and Assumption of Leases and Contracts and directing them to deliver to Purchaser or its designee all future statements or invoices under the Assumed Contracts for obligations that were assumed by Purchaser, which Vendor Notices Purchaser shall, at Purchaser’s sole cost and expense, mail by certified mail return receipt requested to each of the vendors under the Assumed Contracts.

5.1.12An owner’s title certificate in the form attached hereto as Exhibit L.

5.1.13Evidence reasonably satisfactory to the Title Company respecting the due organization of Seller and the due authorization and execution by Seller of this Agreement and the documents required to be delivered by Seller hereunder.

5.1.14A settlement statement consistent with the provisions of this Agreement prepared by Seller and reasonably approved by Purchaser (the “Settlement Statement”).

5.1.15All original copies of the Tenant Estoppel Certificates and the Association Estoppel Certificate, to the extent received by Seller.

5.1.16A certificate (a “Seller Update”) of Seller dated as of the Closing Date certifying that the representations and warranties of Seller set forth in Section 7.1.1 of this Agreement, other than those made as of the Effective Date (the representations and warranties set forth in Section 7.1.1 of this Agreement, other than those made as of the Effective Date, being hereafter referred to as “Seller Closing Date Representations”) remain true and correct as of the Closing Date in all material respects, it being agreed that if any Seller Closing Date Representation shall no longer be true and correct on the Closing Date in any material respect for any reason other than by reason of a material breach of an express covenant of Seller contained in this Agreement and Seller is unable to deliver a Seller Update, the failure of Seller to deliver a Seller Update shall constitute a failure of a condition to Closing and shall not constitute a default by Seller under this Agreement, and unless Purchaser elects to waive such condition, Purchaser’s sole remedy in connection therewith shall be to terminate this Agreement by written notice to Seller and Escrowee. If Purchaser elects to terminate this Agreement pursuant to this Section 5.1.16, (1) Escrowee shall return the Deposit to Purchaser and (2) no party hereto shall have any further obligation under this Agreement except for the Surviving Obligations.

5.1.17An assignment and assumption agreement (the “Assignment and Assumption of Declarant Rights”), in the form attached hereto as Exhibit V, which shall provide for La Jolla II Seller’s assignment to Purchaser, and Purchaser’s assumption from La Jolla II Seller, of all rights of the “Declarant” under that certain Declaration of Covenants, Conditions, Restrictions and Easements recorded in the Official Records of San Diego County, California as Document No. 2003-0847500 on July 16, 2003.

5.2.Purchaser Deliveries. At or prior to the Closing, Purchaser shall deliver or cause to be delivered to Seller or to the Escrowee, as the case may be, the following items, executed and acknowledged by Purchaser, as appropriate:
5.2.1The Closing Payment required to be paid in accordance with Section 3.3.

5.2.2The Assignment and Assumption of Leases and Contracts.

5.2.3All applicable transfer tax forms, if any.

5.2.4The Settlement Statement.

5.2.5Such further instruments as may be reasonably necessary to record the Deed.

5.2.6Evidence reasonably satisfactory to Seller and the Title Company respecting the due organization of Purchaser and the due authorization and execution by Purchaser of this Agreement and the documents required to be delivered by Purchaser hereunder.

5.2.7The Assignment and Assumption of Declarant Rights.

5.3.Closing Costs. Seller shall pay (a) all state, county and city transfer taxes, including transfer taxes of the State of California, County of San Diego and City of San Diego, payable in connection with the Transaction, (b) the cost of the portion of the premium for the Owner’s Policy that is applicable to standard coverage, (c) all personal property taxes imposed on Seller in connection with the Transaction, if any, and (d) fifty percent (50%) of the cost of Escrowee. Purchaser shall pay (a) the cost of any title endorsements and the cost of the portion of the premium for the Owner’s Policy that is applicable to extended coverage, (b) the cost of the Survey (or any update thereto), (c) all recording charges payable in connection with the recording of the Deed, (d) all personal property taxes imposed on Purchaser in connection with the Transaction, if any, (e) fifty percent (50%) of the cost of Escrowee, and (f) all fees, costs or expenses in connection with Purchaser’s Investigations. Any other closing costs shall be allocated in accordance with local custom. Except as expressly provided in the indemnities set forth in this Agreement, Seller and Purchaser shall pay their respective legal, consulting and other professional fees and expenses incurred in connection with this Agreement and the Transaction and their respective shares of prorations as hereinafter provided. The provisions of this Section 5.3 shall survive the Closing or a termination of this Agreement.

5.4.Prorations.

5.4.1The following provisions shall govern the adjustments and prorations that shall be made at Closing and the allocation of income and expenses from the Property between Seller and Purchaser. Except as expressly provided in this Section 5.4.1, all items of operating revenue and operating expenses of the Property, with respect to the period on or prior to 11:59 p.m. local time at the Real Property on the day immediately preceding the Closing Date (the “Cut-off Time”), shall be for the account of Seller and all items of operating revenue and operating expenses of the Property with respect to the period from and after the Cut-off Time, shall be for the account of Purchaser. Without limitation on the foregoing the following shall be prorated as of the Cut-off Time:

(a)All real estate taxes and assessments on the Real Property shall be prorated on the basis of the fiscal year for which assessed. In no event shall Seller be charged with or be responsible for any increase in the taxes on the Real Property resulting from the sale of the Real Property or from any improvements made or leases entered into on or after the Closing Date. If any assessments on the Real

Property are payable in installments, then the installment for the current period shall be prorated (with Purchaser assuming the obligation to pay any installments due after the Closing Date).

(b)Subject to this Section 5.4.1(b), all fixed rent and regularly scheduled items of additional rent under the Leases, and other tenant charges if, as and when received. Seller shall provide a credit in an amount equal to all prepaid rentals for periods after the Closing Date and all refundable cash security deposits (to the extent the foregoing were made by tenants under the Leases and are not applied or forfeited prior to the Closing Date) to Purchaser on the Closing Date. Seller shall deliver to Purchaser at Closing any tenant security deposits which are held in the form of letters of credit. Rents and other tenant charges which are delinquent as of the Closing Date shall not be prorated on the Closing Date. Purchaser shall include such delinquencies in its normal billing and shall use commercially reasonable efforts to pursue the collection thereof in good faith after the Closing Date (but Purchaser shall not be required to litigate or declare a default under any of the Leases). To the extent Purchaser receives rents or other tenant charges on or after the Closing Date, such payments shall be applied first to the rents or other tenant charges that shall then be due and payable to Purchaser, and second to any delinquent rents or other tenant charges owed to Seller, with Seller’s share thereof being held by Purchaser in trust for Seller and promptly delivered to Seller by Purchaser. Purchaser may not waive any delinquent rents or other tenant charges nor modify any of the Leases so as to reduce or otherwise affect amounts owed thereunder for any period in which Seller is entitled to receive a share of charges or amounts without first obtaining Seller’s written consent, which consent may be given or withheld in Seller’s sole and absolute discretion. Seller hereby reserves the right to pursue the collection of delinquent rents and any other amounts owed to Seller by any of the tenants; provided, however, Seller shall not be entitled to (i) terminate any of the Leases or any tenant’s right to possession or (ii) exercise any landlord remedy against a tenant other than to continue or commence a legal action or proceeding for collection against any tenant owing delinquent rent or any other amount to Seller. Delivery of the Assignment and Assumption of Leases and Contracts shall not constitute a waiver by Seller of such right, and such right shall survive the Closing. Purchaser shall reasonably cooperate with Seller in any collection efforts hereunder (but shall not be required to litigate or declare a default under any of the Leases or incur any costs or expenses in connection with such cooperation). With respect to delinquent rents and any other amounts or other rights of any kind respecting tenants who are no longer tenants of the Real Property on the Closing Date or who vacate the Real Property following the Closing Date, Seller shall retain all rights relating thereto.

(c)Tenants are obligated to pay, as additional rent, certain escalations in base rent and pass throughs of operating and similar expenses pursuant to the terms of the Leases (collectively, “Additional Rents”). As to any Additional Rents that are based on estimates and that are subject to adjustment or reconciliation pursuant to the Leases after the Closing Date, Seller shall perform an estimated reconciliation for the portion of the 2019 calendar year that ends as of the Cut-off Time, with respect to Additional Rents received for such period from tenants and the underlying operating expenses to which they relate. If, based on Seller’s estimated reconciliation, during the period commencing on January 1, 2019 and ending as of the Cut-off Time, Seller collected estimated Additional Rents in excess of any tenant’s share of such expenses for the period as shown on such reconciliation, then Seller shall credit Purchaser for such excess and Purchaser shall be responsible for crediting or repaying such amounts to tenants. If, based on Seller’s estimated reconciliation, during the period commencing on January 1, 2019 and ending as of the Cut-off Time, Seller collected estimated Additional Rents which are less than any tenant’s share of such expenses for the period as shown on such reconciliation, then Purchaser shall credit Seller for such deficiency and Purchaser shall be responsible for obtaining such amounts from tenants. The parties shall “re-prorate” such Additional Rents (including, without limitation, any portions thereof that may be required to be refunded to tenants) at the time that such estimates are actually adjusted or reconciled pursuant to the terms of the Leases and based on expenses actually incurred by Seller as compared to Additional Rents collected by Seller from January 1, 2019 and ending as of the Cut-off Time (taking into account the credit, if any, given at Closing related thereto).

Any amounts that may be due Seller as a result of such re-prorations shall be paid by Purchaser to Seller within ten (10) Business Days after Purchaser collects such amounts from tenants (which Purchaser shall use commercially reasonable efforts to collect), and any amounts that may be due from Seller as a result of such re-prorations shall be paid by Seller to Purchaser within ten (10) Business Days after written request therefor is delivered to Seller by Purchaser accompanied by supporting statements and documents reasonably satisfactory to Seller (to the extent not previously credited at Closing as provided above). Seller shall be entitled to collect any Additional Rents owed to Seller directly from the applicable tenants to the extent relating to its period of ownership of the Property; provided, however, Seller shall not be entitled to (i) terminate any of the Leases or any tenant’s right to possession or (ii) exercise any landlord remedy against a tenant other than to commence a legal action or proceeding for collection of such Additional Rents.

(d)Charges and payments under the Assumed Contracts or permitted renewals or replacements thereof assigned to Purchaser pursuant to the Assignment and Assumption of Leases and Contracts.

(e)Any prepaid items, including, without limitation, fees for licenses which are transferred to Purchaser at the Closing and annual permit and inspection fees.

(f)Utilities in connection with the Real Property, including, without limitation, telephone, steam, electricity, water, sewer and gas, on the basis of the most recently issued bills therefor, subject to adjustment after the Closing when the next bills are available, or if current meter readings are available, on the basis of such readings.

(g)Deposits with telephone and other utility companies, and any other Persons who supply goods or services in connection with the Real Property if the same are assigned to Purchaser at the Closing, which shall be credited in their entirety to Seller.

(h)Taxes payable by Seller relating to operations of the Real Property, including, without limitation, business and occupancy taxes and sales taxes, if any.

(i)All operating expenses and other items as are customarily apportioned between sellers and purchasers of real estate of a type similar to the Property and located in the same geographic area as the Property subject to the express terms of this Agreement including this Section 5.4

5.4.2If any of the items described in Section 5.4.1 hereof cannot be apportioned at the Closing because of the unavailability of information as to the amounts which are to be apportioned or otherwise, or are incorrectly apportioned at Closing or subsequent thereto, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date or the date such error is discovered, as applicable; provided that neither party shall have the right to request apportionment or reapportionment of any such item at any time following the nine (9) month anniversary of the Closing Date (the “Reproration Outside Date”). If the Closing shall occur before a real estate or personal property tax rate or assessment is fixed for the tax year in which the Closing occurs, the apportionment of taxes at the Closing shall be upon the basis of the tax rate or assessment for the preceding fiscal year applied to the latest assessed valuation. Promptly after the new tax rate or assessment is fixed, the apportionment of taxes or assessments shall be recomputed and any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at Closing shall be promptly corrected and the proper party reimbursed, which obligations shall survive the Closing until the Reproration Outside Date.

5.4.3Purchaser shall receive a credit against the Purchase Price in the amount that is equal to Nine Million Nine Hundred Twenty-Two Thousand Eight Hundred Sixty-Five and No/100 Dollars ($9,922,865.00), less the amount of any Prospective Leasing Costs (as defined below) paid by Seller prior to the Closing Date (collectively, the “Seller Prospective Leasing Costs”). Seller shall deliver written notice of the amount of the Seller Prospective Leasing Costs to Purchaser on or before the date this is three (3) days prior to the Scheduled Closing Date, together with reasonable documentation evidencing the amount and payment of the Seller Prospective Leasing Costs. Following the Closing, Purchaser shall be responsible for the obligation to pay all of the Leasing Costs (as defined below). For the purposes of this Agreement, the term “Prospective Leasing Costs” shall mean all tenant improvement costs, rent and operating expense abatements and other out-of-pocket tenant inducements (such as moving, design and lease buyout costs) in connection with prospective leases of space within the Property that have not been executed by the Effective Date (the “Prospective Leases”) and any leasing commissions provided for in any Prospective Leases.

5.4.4Purchaser shall receive a credit against the Purchase Price equal to all Existing Leasing Costs (as defined below), less the amount of any Existing Leasing Costs paid by Seller prior to the Closing Date (collectively, the “Seller Existing Leasing Costs”). Seller shall deliver written notice of the amount of the Seller Existing Leasing Costs to Purchaser on or before the date this is three (3) days prior to the Scheduled Closing Date, together with reasonable documentation evidencing the amount and payment of any Existing Leasing Costs made prior to the Closing Date. For the purposes of this Agreement, the term “Existing Leasing Costs” shall mean all tenant improvement costs, rent and operating expense abatements and other out-of-pocket tenant inducements (such as moving, design and lease buyout costs) that are outstanding as of the Effective Date in connection with the Leases and any leasing commissions provided for in any Leases executed prior to the Effective Date and relating to the current (or any prior, if applicable) term thereof. The Prospective Leasing Costs, Existing Leasing Costs and all brokerage and leasing commissions under the Leasing Commission Agreements shall be referred to herein, collectively, as the “Leasing Costs”. In no event shall Seller be required to credit Purchaser as Existing Leasing Costs any amount of Leasing Costs that were included in the credit for Prospective Leasing Costs set forth in Section 5.4.3 above.

5.4.5Purchaser shall receive a credit against the Purchase Price in the amount of One Million Five Hundred Thirty-Four Thousand One Hundred Eighteen and No/100 Dollars ($1,534,118.00) for speculative lease-up rent.

5.4.6The provisions of this Section 5.4 shall survive the Closing until the Reproration Outside Date.

6.Condemnation or Destruction of Real Property. If, after the Effective Date but prior to the Closing Date, Seller becomes aware that either any portion of the Real Property is taken pursuant to eminent domain proceedings or condemnation or any portion of the Property is damaged or destroyed by fire or other casualty, then (i) Seller shall promptly deliver, or cause to be delivered, to Purchaser, notice of any such eminent domain proceedings or casualty and (ii) Purchaser shall have the right to adjourn the Scheduled Closing Date by such period of time as is reasonably necessary for Purchaser to evaluate the portion of the Property that has been taken, damaged or destroyed, but in no event longer than thirty (30) days and the parties to obtain an estimate of the costs to repair the damage or destruction or the value of the taking. Seller shall have no obligation to restore, repair or replace any portion of the Property or any such damage or destruction. Seller shall, at the Closing, assign to Purchaser all of Seller’s interest in all awards or other proceeds for such taking by eminent domain or condemnation or the proceeds of any insurance for such damage or destruction, as applicable, except to the extent that (i) such damage or destruction shall have been repaired prior to the Closing, (ii) any such awards, proceeds or insurance are attributable to lost rents or items applicable to any period prior to the Closing, or (iii) Seller has incurred costs in connection with the repair of such damage or destruction or reasonable collection costs of Seller respecting any award or other proceeds for such taking by eminent domain or condemnation, in which case Seller shall be reimbursed for such costs from such award proceeds or insurance, as applicable. In connection with any assignment of awards, proceeds or insurance in accordance with the immediately preceding sentence, Purchaser shall receive a credit against the Purchase Price in an amount that is equal to the applicable deductible amount under Seller’s insurance; provided, however, the amount of such credit shall not exceed the amount by which the cost, as of the Closing Date, to repair the damage or destruction (as determined by an independent third party contractor or engineer selected by Seller and reasonably approved by Purchaser) exceeds the insurance proceeds assigned to Purchaser. Furthermore, if any damage to or destruction of the Property is uninsured or underinsured, Purchaser shall receive a credit against the Purchase Price in an amount that is equal to the replacement cost for such damage or destruction (as determined by an independent third party contractor or engineer selected by Seller and reasonably approved by Purchaser), less the amount of any insurance proceeds assigned to Purchaser in accordance with this Section 6. Notwithstanding the foregoing provisions of this Section 6, (i) if the amount of the damage or destruction or the value of the taking (in each case, as determined by an independent third party contractor or engineer selected by Seller and reasonably approved by Purchaser) or the amount of condemnation award shall exceed the sum of Twenty Five Million and No/100 Dollars ($25,000,000.00) or (ii) if any damage or destruction is uninsured and the amount of the damage or destruction (as determined by an independent third party contractor or engineer selected by Seller and reasonably approved by Purchaser) shall exceed the sum of Five Million and No/100 Dollars ($5,000,000.00), Purchaser shall have the right to terminate this Agreement by delivering written notice of such termination to Seller and Escrowee within ten (10) days after notification to Purchaser of the estimated amount of the damages or the value of the taking. In any instance where this Agreement is terminated pursuant to this Section 6, the Deposit shall, provided that Purchaser is not otherwise in default of its obligations pursuant to this Agreement, be promptly returned to Purchaser, and this Agreement and the obligations of the parties hereunder shall terminate (and no party hereto shall have any further obligation under this Agreement except for the Surviving Obligations). The parties hereby waive the provisions of any statute which provides for a different outcome or treatment in the event of a casualty or a condemnation or eminent domain proceeding. The provisions of this Section 6 shall survive the Closing or a termination of this Agreement.

7.Representations, Warranties and Covenants.

7.1Representations, Warranties and Covenants of Seller.

7.1.1Representations and Warranties of Seller. Subject to the provisions of this Section 7.1.1, Seller hereby represents to Purchaser that:

(a)Leases. As of the Effective Date, the only leases affecting any portion of the Real Property are the Leases described on the Lease Exhibit. As used in this Agreement, “Leases” shall be deemed to mean, collectively, (i) the leases and all amendments, assignments, commencement date certificates and delivery date certificates described on Exhibit N attached hereto (the “Lease Exhibit”) and (ii) the leases, licenses, and other occupancy agreements relating to the Real Property that are entered into by Seller after the Effective Date in accordance with this Agreement, if any. As of the Effective Date (x) to Seller’s knowledge, the Leases described on the Lease Exhibit are in full force and effect, (y) the Leases described on the Lease Exhibit have not been amended except as set forth in the Lease Exhibit, and (z) the Lease Exhibit is true and correct in all material respects. Prior to the Effective Date, Seller delivered or made available true, correct and complete copies of the Leases described on the Lease Exhibit to Purchaser. As of the Effective Date, Seller has received no written notice of any default by Seller with respect to the Leases which has not been cured and, to the best of Seller’s knowledge, no tenant under any Lease is in default under such

Lease. Exhibit Q lists, for all Leases in effect as of the Effective Date, all of the Existing Leasing Costs as of the Effective Date; provided, however, Seller shall have the right to correct Exhibit Q prior to the Closing Date in the event any inaccuracies are discovered, without any opportunity for Purchaser to terminate this Agreement in connection therewith.

(b)Contracts. The only maintenance, service and supply contracts, equipment leases, leasing commission agreements or other contracts or agreements (other than the Leases, management agreements, other agreements with the property manager that are not assumed at the Closing or are terminated by Seller at the Closing, parking agreements that are not assumed at the Closing or are terminated by Seller at the Closing and Permitted Exceptions) to which Seller is a party or is bound or, to Seller’s knowledge, otherwise affecting any portion of the Property, are the Contracts. As used in this Agreement, “Contracts” shall be deemed to mean, collectively, (i) maintenance, service and supply contracts, and equipment leases described on Exhibit O-1 attached hereto, (ii) leasing commission agreements described on Exhibit O-2 attached hereto (the “Leasing Commission Agreements”), (iii) any leasing commissions described in the Leases and (iv) contracts and agreements that are entered into by Seller after the Effective Date in accordance with the terms of this Agreement, if any. As of the Effective Date, (x) to Seller’s knowledge, the Contracts described on Exhibits O-1 and O-2 attached hereto are in full force and effect, (y) such Contracts have not been amended except as set forth in such exhibits and (z) Exhibits O-1 and O-2 are true and correct in all material respects. Prior to the Effective Date, Seller delivered true, correct and complete copies of the Contracts described on Exhibits O-1 and O-2 attached hereto to Purchaser.

(c)Litigation. Except as set forth on Exhibit T attached hereto, there is no pending or, to the best of Seller’s knowledge, threatened in writing litigation or condemnation action against the Property or against Seller, other than claims which are personal injury claims that are, to Seller’s knowledge, covered by insurance (subject to any deductible).

(d)No Insolvency. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(e)Non-Foreign Person. Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code, as amended (the “Code”).

(f)Due Authority. This Agreement has been duly authorized, executed, and delivered by, and is binding upon, Seller, and each agreement, instrument and document herein provided to be executed by Seller on the Closing Date will be duly authorized, executed, and delivered by, and be binding upon, Seller, and enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors. Seller is a limited liability company, duly organized and validly existing and in good standing under the laws of the State of Delaware, is qualified to do business in the State of California, and is duly authorized and qualified to do all things required of it under this Agreement. This Agreement does not, and each agreement, instrument and document herein provided to be executed by Seller on the Closing Date will not, violate any provision of any agreement or judicial order to which Seller is a party or to which Seller or the Property is subject.

(g)Violation of Laws. Seller has not received written notice from any Governmental Authority of any material violation of any law applicable to the Property that has not been corrected.

(h)OFAC, PATRIOT Act, and Anti-Money Laundering Compliance. None of (A) Seller; (B) any Person controlling or controlled by Seller, directly or indirectly, including but not limited to any Person or Persons owning, in the aggregate, a fifty percent (50%) or greater direct or indirect ownership interest in Seller; (C) any Person, to the knowledge of Seller, having a legal or beneficial interest in Seller; or (D) any Officer or Director or (to the knowledge of Seller) any employee, agent, or representative of Seller (including any person acting in such capacity for or on behalf of Seller); or (F) any Person for whom Seller is acting as agent or nominee or otherwise in connection with the Transaction; is: (1) a country, territory, government, government instrumentality, individual or entity subject to sanctions under any U.S. federal, state, or local law or regulation, or non-U.S. law or regulation, including but not limited to any Executive Order issued by the President of the United States or any regulation administered by the Office of Foreign Assets Control of the United States Department of the Treasury, including but not limited to identification as a Specially Designated National or blocked person, or identification on the Denied Persons List, the Entity List, or the Unverified List maintained by the Bureau of Industry & Security, U.S. Department of Commerce, or under any order or regulation of (a) the United Nations; (b) the European Union or any of its member states; (c) Her Majesty’s Treasury of the United Kingdom; or (d) any other governmental authority; (2) a Foreign Terrorist Organization designated by the United States Department of State, or (3) an individual or entity who the Purchaser knows, or reasonably should know, has engaged in or engages in terrorist activity, or has provided or provides material support or resources for terrorist activities or terrorist organizations, as prohibited by U.S. law, including but not limited to the USA PATRIOT Act, P.L. 107-56.

(i)Personal Property and Intangible Property. All Personal Property and Intangible Property transferred to Purchaser pursuant to the terms of this Agreement on the Closing Date is transferred free and clear of all liens and encumbrances.

(j)ERISA. Seller is not a party in interest with respect to any employee benefit or other plan within the meaning of Section 3(3) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or of Section 4975(e)(1) of the Code, which is subject to ERISA or Section 4975 of the Code and which is an investor in Seller.

(k)Real Estate Taxes. To Seller’s knowledge, all real estate taxes which would be delinquent if unpaid will be paid in full or prorated at the Closing pursuant to Section 5.4 and there are no pending real estate tax protest or appeal proceedings by or for the benefit of Seller with respect to the Property.

Notwithstanding anything contained in this Agreement to the contrary, (i) if any of the representations or warranties of Seller contained in this Agreement or in any document or instrument delivered in connection herewith are false or inaccurate or if Seller is in breach or default of any of its obligations under this Agreement and if either (x) prior to the Effective Date, Purchaser shall have had actual knowledge of the false or inaccurate representations or warranties or other breach or default, or (y) the accurate state of facts pertinent to such false or inaccurate representations or warranties or evidence of such other breach or default was contained in any of the Information furnished or made available to or otherwise obtained by Purchaser prior to the Effective Date, then Seller shall have no liability or obligation respecting such representations or warranties that are false or inaccurate or such other breach or default (and Purchaser shall have no cause of action or right to terminate this Agreement with respect thereto), and the representations and warranties of Seller shall be deemed modified to the extent necessary to eliminate such false and inaccurate information and to make such representations and warranties true and accurate in all respects; and (ii) if any of the representations or warranties of Seller that survive Closing contained in this Agreement or in any document or instrument delivered in connection herewith are false or inaccurate, or if Seller is in breach or default of any of its obligations under this Agreement that survive Closing, (ii) prior to Closing, (x) Purchaser shall obtain knowledge of such false or inaccurate representations or warranties or such other breach or default, or (y) the accurate state of facts pertinent to such false or inaccurate representations or warranties or evidence of such other breach or default was contained in any of the Information furnished or made available to or otherwise obtained by Purchaser following the Effective Date, and (iii) the Transaction closes notwithstanding Purchaser’s right to terminate this Agreement pursuant to Sections 4.5 and 5.1.16 or otherwise, then Purchaser shall be deemed to have waived such breach or default, Seller shall have no liability or obligation respecting such false or inaccurate representations or warranties or such other breach or default, and Purchaser shall have no cause of action with respect thereto. The provisions of this paragraph shall survive the Closing.
References to the “knowledge”, “best knowledge” and/or “actual knowledge” of Seller or words of similar import shall refer only to the current actual (as opposed to implied or constructive) knowledge of Lauren Graham and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any parent, subsidiary or affiliate of Seller or to any other officer, agent, manager, representative or employee of Seller or to impose upon her any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. Notwithstanding anything to the contrary contained in this Agreement, Lauren Graham shall in no event have any personal liability hereunder.
The representations and warranties of Seller set forth in this Section 7.1.1 shall survive the Closing for a period of two hundred seventy (270) days. In furtherance thereof, Purchaser acknowledges and agrees that it shall have no right to make any claim against Seller on account of any breach of any representations or warranties set forth in this Section 7.1.1 unless an action on account thereof shall be filed in a court of competent jurisdiction prior to the expiration of the survival period set forth in this paragraph. To the fullest extent permitted by law, the foregoing shall constitute the express intent of the parties to shorten the period of limitations for bringing claims on account of Seller’s breach of its representations and warranties contained in this Section 7.1.1 if a longer period would otherwise be permitted by applicable law.
7.1.2GENERAL DISCLAIMER. EXCEPT AS SPECIFICALLY SET FORTH IN SECTIONS 7.1.1 AND 10.1.1 OF THIS AGREEMENT, THE SALE OF THE PROPERTY HEREUNDER IS AND WILL BE MADE ON AN “AS IS”, “WHERE IS,” AND “WITH ALL FAULTS” BASIS, WITHOUT REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY CONCERNING TITLE TO THE PROPERTY, THE PHYSICAL CONDITION OF THE PROPERTY (INCLUDING, WITHOUT LIMITATION, THE CONDITION OF THE SOIL, AIR, WATER OR THE IMPROVEMENTS, OR THE MATTERS DESCRIBED IN EXHIBIT E), THE ENVIRONMENTAL CONDITION OF THE PROPERTY (INCLUDING, WITHOUT LIMITATION, THE PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES ON OR AFFECTING THE PROPERTY), THE COMPLIANCE OF THE PROPERTY WITH APPLICABLE LAWS AND REGULATIONS (INCLUDING, WITHOUT LIMITATION, ZONING AND BUILDING CODES OR THE STATUS OF DEVELOPMENT OR USE RIGHTS RESPECTING THE REAL PROPERTY), THE FINANCIAL CONDITION OF THE PROPERTY OR ANY OTHER REPRESENTATION OR WARRANTY RESPECTING ANY INCOME, EXPENSES, CHARGES, LIENS OR ENCUMBRANCES, RIGHTS OR CLAIMS ON, AFFECTING OR PERTAINING TO THE PROPERTY OR ANY PART THEREOF. PURCHASER ACKNOWLEDGES THAT PURCHASER HAS EXAMINED, REVIEWED AND INSPECTED ALL MATTERS WHICH IN PURCHASER’S JUDGMENT BEAR UPON THE PROPERTY AND ITS VALUE AND SUITABILITY

FOR PURCHASER’S PURPOSES. PURCHASER IS A SOPHISTICATED PURCHASER WHO IS FAMILIAR WITH THE OWNERSHIP AND OPERATION OF REAL ESTATE PROJECTS SIMILAR TO THE PROPERTY AND THAT PURCHASER HAS HAD ADEQUATE OPPORTUNITY TO COMPLETE ALL PHYSICAL AND FINANCIAL EXAMINATIONS (INCLUDING, WITHOUT LIMITATION, ALL OF THE EXAMINATIONS, REVIEWS AND INVESTIGATIONS REFERRED TO IN SECTION 4) RELATING TO THE ACQUISITION OF THE PROPERTY HEREUNDER IT DEEMS NECESSARY, AND WILL ACQUIRE THE SAME SOLELY ON THE BASIS OF AND IN RELIANCE UPON SUCH EXAMINATIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE OWNER’S POLICY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER (OTHER THAN AS EXPRESSLY PROVIDED IN SECTIONS 7.1.1 AND 10.1.1 OF THIS AGREEMENT). EXCEPT AS TO MATTERS SPECIFICALLY SET FORTH IN THIS AGREEMENT: (A) PURCHASER WILL ACQUIRE THE PROPERTY SOLELY ON THE BASIS OF ITS OWN PHYSICAL AND FINANCIAL EXAMINATIONS, REVIEWS AND INSPECTIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE OWNER’S POLICY, AND (B) WITHOUT LIMITING THE FOREGOING (OTHER THAN AS EXPRESSLY PROVIDED IN SECTIONS 7.1.1 AND 10.1.1 OF THIS AGREEMENT), PURCHASER WAIVES ANY RIGHT IT OTHERWISE MAY HAVE AT LAW OR IN EQUITY, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO SEEK DAMAGES FROM SELLER IN CONNECTION WITH THE ENVIRONMENTAL CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ANY RIGHT OF CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT. THE PROVISIONS OF THIS SECTION 7.1.2 SHALL SURVIVE THE CLOSING.

7.2Interim Covenants of Seller. Until the Closing Date or the sooner termination of this Agreement in accordance with the terms and conditions of this Agreement:

7.2.1Seller shall maintain the Property in substantially the same manner as prior hereto pursuant to Seller’s normal course of business (which maintenance obligations shall not include any obligation to make capital expenditures or expenditures not incurred in Seller’s normal course of business), subject to reasonable wear and tear and further subject to destruction by casualty or other events beyond the control of Seller.

7.2.2Seller shall not during the term of this Agreement modify, extend, renew or terminate any Contract (except as a result of a default by the other party thereunder) or enter into any additional contracts or agreements with respect to the Property without Purchaser’s prior written consent, which consent may be granted or withheld by Purchaser in Purchaser’s sole discretion. Purchaser’s failure to deliver written notice of Purchaser’s approval of any request for consent by Seller under this Section 7.2.2 within five (5) days following Seller’s request therefor shall be deemed to constitute Purchaser’s disapproval thereof; provided, however, if Purchaser fails to approve or disapproves the extension or replacement of a Contract necessary for the operation of the Property, Seller shall have the unilateral right to replace or extend the Contract without Purchaser’s consent so long as Purchaser is not required to assume the same following the Closing.

7.2.3(a)    Seller shall not, during the term of this Agreement, enter into any new leases or, unless required by the term of an existing Lease, modify, extend, renew or terminate any Lease without the prior written consent of Purchaser, which consent may be granted or withheld in Purchaser’s sole discretion. Purchaser’s failure to deliver written notice of Purchaser’s approval of any request for consent by Seller under this Section 7.2.3(a) within five (5) days following Seller’s request therefor shall be deemed to constitute Purchaser’s disapproval thereof.

(b)Notwithstanding anything to the contrary contained in this Agreement: (i) Seller makes no representations and assumes no responsibility with respect to the continued occupancy of the Property or any part thereof by any of the tenants, (ii) the removal of any tenant as a result of a default by such tenant, whether by summary proceedings or otherwise, prior to the Closing Date shall not give rise to any claim on the part of Purchaser and (iii) Purchaser agrees that it shall not be grounds for Purchaser’s refusal to close this Transaction that (x) any of the tenants is no longer in possession of its leased premises, has failed to pay rent, is a holdover tenant or is in default under its lease on the Closing Date, or (y) any Contract has been terminated by the vendor that is a party thereto or any vendor that is a party to any Contract is in default under its Contract on the Closing Date and that Purchaser shall accept title without an abatement in or credit against the Purchase Price. The provisions of this Section 7.2.3(b) shall survive the Closing.

7.2.4Seller shall use commercially reasonable efforts to keep in force and effect the insurance policies currently carried by Seller with respect to the Property or policies providing similar coverage through the Closing Date.

7.2.5Seller shall (i) provide Purchaser with the names and contact information for the Persons who performed any work or services (including any manufacturing or installation work or services) or provided any materials (collectively, the “Window Contractors”) in connection with the installation of the exterior windows within the buildings located upon the Land (collectively, the “Exterior Windows”) and (ii) use commercially reasonable efforts to (a) facilitate and coordinate the transition of all communications with the Window Contractors regarding the Exterior Windows from Seller to Purchaser upon the Closing and (b) cause all of the Window Warranties to be assigned, to the extent assignable, from Seller to Purchaser in connection with the Closing.

7.2.6Seller shall cause all Persons who serve on the board of directors of the Association or any committee or subcommittee of the Association as a result of Seller’s appointment or nomination to resign from all such board, committee and subcommittee positions on the Closing Date.

7.2.7Seller shall not, during the term of this Agreement, voluntarily cause to be encumbered all or any portion of the Property without the prior written consent of Purchaser, which consent may be granted or withheld in Purchaser’s sole discretion.

7.3Representations, Warranties and Covenants of Purchaser.

7.3.1Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller that:

(a)Due Authority. This Agreement has been duly authorized, executed, and delivered by, and is binding upon, Purchaser, and each agreement, instrument and document herein provided to be executed by Purchaser on the Closing Date will be duly authorized, executed, and delivered by, and be binding upon, Purchaser, and enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors. Purchaser is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Delaware, is qualified to do business in the State of California, and is duly authorized and qualified to do all things required of it under this Agreement.

(b)Litigation. Except as set forth on Exhibit U attached hereto, there is no pending or, to Purchaser’s knowledge, threatened in writing litigation against Purchaser, other than claims which could not reasonably be expected to adversely impact Purchaser’s ability to perform its obligations under this Agreement.

(c)No Insolvency. Purchaser has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Purchaser’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(d)OFAC, PATRIOT Act, and Anti-Money Laundering Compliance. The amounts payable by Purchaser to Seller hereunder are not and were not, directly or indirectly, derived from activities in contravention of U.S. federal, state, or local laws or regulations, or any non-U.S. law or regulation (including, without limitation, anti-money laundering laws and regulations). None of (A) Purchaser; (B) any Person controlling or controlled by Purchaser, directly or indirectly, including but not limited to any Person or Persons owning, in the aggregate, a fifty percent (50%) or greater direct or indirect ownership interest in Purchaser; (C) any Person, to the knowledge of Purchaser, having a legal or beneficial interest in Purchaser; or (D) any Officer or Director or (to the knowledge of Purchaser) any employee, agent, or representative of Purchaser (including any person acting in such capacity for or on behalf of Purchaser); or (F) any Person for whom Purchaser is acting as agent or nominee or otherwise in connection with the Transaction; is: (1) a country, territory, government, government instrumentality, individual or entity subject to sanctions under any U.S. federal, state, or local law or regulation, or non-U.S. law or regulation, including but not limited to any Executive Order issued by the President of the United States or any regulation administered by the Office of Foreign Assets Control of the United States Department of the Treasury, including but not limited to identification as a Specially Designated National or blocked person, or identification on the Denied Persons List, the Entity List, or the Unverified List maintained by the Bureau of Industry & Security, U.S. Department of Commerce, or under any order or regulation of (a) the United Nations; (b) the European Union or any of its member states; (c) Her Majesty’s Treasury of the United Kingdom; or (d) any other governmental authority; (2) a Foreign Terrorist Organization designated by the United States Department of State, or (3) an individual or entity who the Purchaser knows, or reasonably should know, has engaged in or engages in terrorist activity, or has provided or provides material support or resources for terrorist activities or terrorist organizations, as prohibited by U.S. law, including but not limited to the USA PATRIOT Act, P.L. 107-56.

(e)ERISA. Purchaser is not a party in interest with respect to any employee benefit or other plan within the meaning of Section 3(3) of ERISA or of Section 4975(e)(1) of the Code, which is subject to ERISA or Section 4975 of the Code and which is an investor in Purchaser.

(f)Acknowledgement. The provisions of Exhibit E are incorporated herein by reference.

(g)Survival. The representations and warranties of Seller set forth in this Section 7.3.1 shall survive the Closing for a period of two hundred seventy (270) days. In furtherance thereof, Seller acknowledges and agrees that it shall have no right to make any claim against Purchaser on account of any breach of any representations or warranties set forth in this Section 7.3.1 unless an action on account thereof shall be filed in a court of competent jurisdiction prior to the expiration of the survival period set forth in this paragraph. To the fullest extent permitted by law, the foregoing shall constitute the express intent of the parties to shorten the period of limitations for bringing claims on account of Purchaser’s breach of its representations and warranties contained in this Section 7.3.1 if a longer period would otherwise be permitted by applicable law.

8.Indemnification and Release.

8.1Indemnification by Purchaser. Purchaser shall hold harmless, indemnify and defend each of the Seller Related Parties from and against any and all third party claims related to the Property or the ownership, operation or maintenance thereof to the extent such claims arise out of acts or events occurring on or after the Closing Date.

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8.2RELEASE. EFFECTIVE AS OF THE CLOSING, AND SUBJECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN SECTIONS 7.1.1 AND 10.1.1 OF THIS AGREEMENT AND ANY OBLIGATIONS OF SELLER WHICH SURVIVE THE CLOSING, PURCHASER SHALL BE DEEMED TO HAVE RELEASED EACH OF THE SELLER RELATED PARTIES FROM ALL CLAIMS WHICH PURCHASER OR ANY AGENT, REPRESENTATIVE, AFFILIATE, EMPLOYEE, DIRECTOR, OFFICER, PARTNER, MEMBER, SERVANT, SHAREHOLDER OR OTHER PERSON OR ENTITY ACTING ON BEHALF OF OR OTHERWISE RELATED TO OR AFFILIATED WITH PURCHASER HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO OR IN CONNECTION WITH THE PROPERTY INCLUDING, WITHOUT LIMITATION, THE MATTERS DESCRIBED IN EXHIBIT E, THE DOCUMENTS AND INFORMATION REFERRED TO HEREIN, THE LEASES AND THE TENANTS THEREUNDER, THE CONTRACTS, ANY CONSTRUCTION DEFECTS, ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF ALL OR ANY PORTION OF THE PROPERTY AND ANY ENVIRONMENTAL CONDITIONS, AND PURCHASER SHALL NOT LOOK TO ANY OF THE SELLER RELATED PARTIES IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF. THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION.

AS PART OF THE PROVISIONS OF THIS SECTION, BUT NOT AS A LIMITATION THEREON, PURCHASER HEREBY AGREES, REPRESENTS AND WARRANTS THAT THE MATTERS RELEASED HEREIN ARE NOT LIMITED TO MATTERS WHICH ARE KNOWN OR DISCLOSED, AND PURCHASER HEREBY WAIVES ANY AND ALL RIGHTS AND BENEFITS WHICH IT NOW HAS, OR IN THE FUTURE MAY HAVE CONFERRED UPON IT, BY VIRTUE OF THE PROVISIONS OF FEDERAL, STATE OR LOCAL LAW, RULES OR REGULATIONS, INCLUDING, WITHOUT LIMITATION SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA, WHICH PROVIDES AS FOLLOWS:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
IN THIS CONNECTION AND TO THE FULLEST EXTENT PERMITTED BY LAW, PURCHASER HEREBY AGREES, REPRESENTS AND WARRANTS THAT PURCHASER REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW UNKNOWN TO PURCHASER MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND PURCHASER FURTHER AGREES, REPRESENTS AND WARRANTS THAT THE WAIVERS AND RELEASES HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT PURCHASER NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT EACH OF THE SELLER RELATED PARTIES FROM ANY SUCH UNKNOWN CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES WHICH MIGHT IN ANY WAY BE INCLUDED IN THE WAIVERS AND MATTERS RELEASED AS SET FORTH IN THIS SECTION. THE PROVISIONS OF THIS SECTION ARE MATERIAL AND

INCLUDED AS A MATERIAL PORTION OF THE CONSIDERATION GIVEN TO SELLER BY PURCHASER IN EXCHANGE FOR SELLER’S PERFORMANCE HEREUNDER.

PURCHASER’S INITIALS: ______	SELLER’S INITIALS: _____

8.3Survival. The provisions of this Section 8 shall survive the Closing.

9.Remedies For Default and Disposition of the Deposit.

9.1SELLER DEFAULTS. IF THE TRANSACTION SHALL NOT BE CLOSED BY REASON OF SELLER’S BREACH OR DEFAULT UNDER THIS AGREEMENT, THEN PURCHASER SHALL HAVE, AS ITS SOLE AND EXCLUSIVE REMEDIES (ALL OTHER RIGHTS AND/OR REMEDIES, WHETHER AVAILABLE AT LAW OR IN EQUITY, BEING IRREVOCABLY WAIVED) THE RIGHT TO EITHER (A) TERMINATE THIS AGREEMENT (IN WHICH EVENT THE DEPOSIT SHALL BE RETURNED TO PURCHASER, SELLER SHALL PAY TO PURCHASER AN AMOUNT EQUAL TO PURCHASER’S REIMBURSABLE DUE DILIGENCE EXPENSES (AS HEREINAFTER DEFINED) AND NEITHER PARTY HERETO SHALL HAVE ANY FURTHER OBLIGATION OR LIABILITY TO THE OTHER EXCEPT FOR THE SURVIVING OBLIGATIONS, PURCHASER HEREBY WAIVING ANY RIGHT OR CLAIM TO DAMAGES FOR SELLER’S BREACH OR DEFAULT, OR (B) SPECIFICALLY ENFORCE SELLER’S OBLIGATION TO TRANSFER THE PROPERTY (IT BEING ACKNOWLEDGED THAT THE REMEDY OF SPECIFIC PERFORMANCE SHALL NOT BE APPLICABLE TO ANY OTHER COVENANT OR AGREEMENT OF SELLER CONTAINED HEREIN); PROVIDED THAT ANY ACTION BY PURCHASER FOR SPECIFIC PERFORMANCE MUST BE FILED, IF AT ALL, WITHIN FORTY-FIVE (45) DAYS OF SELLER’S BREACH OR DEFAULT, AND THE FAILURE TO FILE WITHIN SUCH PERIOD SHALL CONSTITUTE A WAIVER BY PURCHASER OF SUCH RIGHT AND REMEDY; PROVIDED, HOWEVER, NOTHING IN THIS SECTION SHALL BE CONSTRUED TO LIMIT PURCHASER’S RIGHTS OR DAMAGES UNDER THE INDEMNITY GIVEN BY SELLER TO PURCHASER UNDER SECTION 10.1.1 OF THIS AGREEMENT. IF PURCHASER SHALL NOT HAVE FILED AN ACTION FOR SPECIFIC PERFORMANCE WITHIN THE AFOREMENTIONED TIME PERIOD OR SO NOTIFIED SELLER OF ITS ELECTION TO TERMINATE THIS AGREEMENT, PURCHASER SHALL BE DEEMED FOR ALL PURPOSES OF THIS AGREEMENT TO HAVE ELECTED TO TERMINATE THIS AGREEMENT IN ACCORDANCE WITH CLAUSE (A) ABOVE. AS USED HEREIN, “PURCHASER’S REIMBURSABLE DUE DILIGENCE EXPENSES” SHALL MEAN AND REFER TO THIRD-PARTY OUT-OF-POCKET EXPENSES ACTUALLY INCURRED BY PURCHASER IN CONNECTION WITH THE NEGOTIATION AND PREPARATION OF THIS AGREEMENT AND THE ACCESS AGREEMENT, INCLUDING ATTORNEYS’ FEES, AND IN CONNECTION WITH PURCHASER’S INVESTIGATIONS UNDER THIS AGREEMENT AND THE ACCESS AGREEMENT PRIOR TO THE TERMINATION OF THIS AGREEMENT BY PURCHASER; PROVIDED, HOWEVER, (I) IN NO EVENT SHALL SELLER BE OBLIGATED UNDER THIS AGREEMENT TO REIMBURSE PURCHASER FOR PURCHASER’S REIMBURSABLE DUE DILIGENCE EXPENSES (IN THE AGGREGATE) IN EXCESS OF ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($100,000.00) AND (II) SELLER’S OBLIGATION HEREUNDER TO REIMBURSE PURCHASER FOR PURCHASER’S REIMBURSABLE DUE DILIGENCE EXPENSES SHALL RELATE ONLY TO PURCHASER’S REIMBURSABLE DUE DILIGENCE EXPENSES WITH RESPECT TO WHICH PURCHASER DELIVERS TO SELLER A THIRD-PARTY INVOICE (WITH REASONABLE SUPPORTING INFORMATION AND DOCUMENTATION AND EVIDENCE OF PAYMENT) WITHIN THIRTY (30) DAYS AFTER THE DATE

ON WHICH PURCHASER GIVES SELLER WRITTEN NOTICE OF PURCHASER’S TERMINATION OF THIS AGREEMENT.

NOTWITHSTANDING THE FOREGOING OR ANYTHING TO THE CONTRARY IN THIS AGREEMENT, PURCHASER HEREBY WAIVES ANY RIGHT TO FILE ANY LIS PENDENS, NOTICE OF PENDENCY OF ACTION OR OTHER SIMILAR NOTICE OR FORM OF ATTACHMENT AGAINST THE PROPERTY, EXCEPT IN CONNECTION WITH PURCHASER’S FILING OF AN ACTION FOR SPECIFIC PERFORMANCE IN ACCORDANCE WITH THIS AGREEMENT.
9.2PURCHASER DEFAULTS. IF THE TRANSACTION SHALL NOT BE CLOSED BY REASON OF PURCHASER’S BREACH OR DEFAULT UNDER THIS AGREEMENT, THEN THIS AGREEMENT SHALL TERMINATE AND THE RETENTION OF THE DEPOSIT HELD BY ESCROWEE AS OF THE DATE OF PURCHASER’S BREACH OR DEFAULT SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT, SUBJECT TO THE SURVIVING OBLIGATIONS; PROVIDED, HOWEVER, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED TO LIMIT SELLER’S RIGHTS OR DAMAGES UNDER THE INDEMNITIES GIVEN BY PURCHASER TO SELLER UNDER SECTIONS 4.2.1(h), 4.2.2(e), 10.1.1 OR 10.24.2 OF THIS AGREEMENT OR LIMIT SELLER’S RIGHTS OR REMEDIES IF PURCHASER FILES OR CAUSES TO BE FILED ANY LIS PENDENS, NOTICE OF PENDENCY OF ACTION, OR OTHER SIMILAR NOTICE OR FORM OF ATTACHMENT AGAINST THE PROPERTY, EXCEPT IN CONNECTION WITH PURCHASER’S FILING OF AN ACTION FOR SPECIFIC PERFORMANCE IN ACCORDANCE WITH THIS AGREEMENT, OR LIMIT SELLER’S RIGHTS UNDER THE PROVISIONS OF SECTION 4.2.2(F) OF THIS AGREEMENT. IN CONNECTION WITH THE FOREGOING, PURCHASER EXPRESSLY AGREES THAT THE PROVISIONS OF THIS SECTION 9.2 ARE REASONABLE UNDER THE CIRCUMSTANCES AND THE PARTIES RECOGNIZE THAT SELLER WILL INCUR EXPENSE IN CONNECTION WITH THE TRANSACTION AND THAT THE PROPERTY WILL BE REMOVED FROM THE MARKET; FURTHER, THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN THE EXTENT OF DETRIMENT TO SELLER CAUSED BY THE BREACH OR DEFAULT BY PURCHASER UNDER THIS AGREEMENT AND THE FAILURE OF THE CONSUMMATION OF THE TRANSACTION OR THE AMOUNT OF COMPENSATION SELLER SHOULD RECEIVE AS A RESULT OF PURCHASER’S BREACH OR DEFAULT.

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IN PLACING THEIR INITIALS AT THE PLACES PROVIDED, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS MADE. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. UPON BREACH OR DEFAULT BY PURCHASER, THIS AGREEMENT SHALL BE TERMINATED AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EACH TO THE OTHER, EXCEPT FOR THE RIGHT OF SELLER TO COLLECT SUCH LIQUIDATED DAMAGES FROM PURCHASER. FURTHERMORE, EXCEPT IN CONNECTION WITH PURCHASER’S EXERCISE OF ITS RIGHT TO SPECIFICALLY ENFORCE THIS AGREEMENT PURSUANT TO SECTION 9.1, PURCHASER SHALL HAVE NO RIGHT TO SEEK DECLARATORY AND/OR INJUNCTIVE RELIEF AND/OR EQUITABLE RELIEF, OR TO RECORD A NOTICE OF THIS AGREEMENT OR ANY RIGHTS PURCHASER MAY HAVE HEREUNDER, OR TO RECORD OR FILE A NOTICE OF PENDENCY OF ANY ACTION OR PROCEEDINGS TO ENFORCE THIS AGREEMENT.

PURCHASER’S INITIALS: ______	SELLER’S INITIALS: _____

9.3Disposition of Deposit. If the Transaction shall close, then the Deposit shall be applied as a partial payment of the Purchase Price. If the Transaction does not close, the Deposit shall be handled in accordance with the provisions set forth in this Agreement.

9.4Survival. The provisions of this Section 9 shall survive a termination of this Agreement.

10.Miscellaneous.

10.1Brokers.

10.1.1Except as provided in Section 10.1.2 below, Seller represents and warrants to Purchaser, and Purchaser represents and warrants to Seller, that no broker or finder has been engaged by it, respectively, in connection with the Transaction. In the event of a claim for broker’s or finder’s fee or commissions in connection with the sale contemplated by this Agreement, then Seller shall indemnify, defend and hold harmless Purchaser from the same if it shall be based upon any statement or agreement alleged to have been made by Seller, and Purchaser shall indemnify, defend and hold harmless Seller from the same if it shall be based upon any statement or agreement alleged to have been made by Purchaser.

10.1.2If and only if the Transaction closes, Seller has agreed to pay a brokerage commission to Eastdil Secured (“Broker”) pursuant to a separate written agreement with Broker, subject in all respects to the terms and conditions of such separate written agreement. Section 10.1.1 hereof is not intended to apply to leasing commissions incurred in accordance with this Agreement.

10.2Limitation of Liability.

10.2.1Notwithstanding anything to the contrary contained in this Agreement or any documents executed in connection herewith, if the Closing of the Transaction shall have occurred, (i) the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement or any document or certificate executed or delivered in connection herewith (other than under the provisions of Sections 5.4 and 10.1 of this Agreement) shall not exceed Seven Million Eight Hundred Seventy-Five Thousand and No/100 Dollars ($7,875,000) (the “Liability Ceiling”) and (ii) in no event shall Seller have any liability to Purchaser unless and until the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement or any document or certificate executed or delivered in connection herewith (other than under the provisions of Sections 5.4 and 10.1 of this Agreement) shall exceed Fifty Thousand Dollars ($50,000) (the “Liability Floor”). If Seller’s aggregate liability to Purchaser shall exceed the Liability Floor, then Seller shall be liable for the entire amount thereof up to but not exceeding the Liability Ceiling.

10.2.2None of the Seller Related Parties shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other Persons, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.

10.2.3No agent, advisor, representative, affiliate, employee, director, officer, partner, member, beneficiary, investor, servant, shareholder, trustee or other person or entity acting on Purchaser’s behalf or otherwise related to or affiliated with Purchaser shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Seller and its successors and assigns and, without limitation, all other Persons, shall look solely to Purchaser’s assets for the payment of any claim or for any performance, and Seller, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.

10.3Exhibits; Entire Agreement; Modification. All exhibits attached and referred to in this Agreement are hereby incorporated herein as if fully set forth in (and shall be deemed to be a part of ) this Agreement. This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes any and all prior agreements between the parties hereto respecting such matters. This Agreement may not be modified or amended except by written agreement signed by both parties.

10.4Business Days. Whenever any action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-Business Day, then such period (or date) shall be extended until the next succeeding Business Day. As used herein, the term “Business Day” shall be deemed to mean any day, other than a Saturday or Sunday, on which commercial banks in the State of New York or in the State of California are not required or are authorized to be closed for business.

10.5Interpretation. Section headings shall not be used in construing this Agreement. Each party acknowledges that such party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement. As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to wit, that ambiguities in this Agreement should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto. Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner. Except as otherwise indicated, all Exhibit and Section references in this Agreement shall be deemed to refer to the Exhibits and Sections in this Agreement.

10.6Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to principles of conflicts of law except as specifically provided in any exhibit hereto which provides that the law of another jurisdiction shall govern that exhibit, in which event the law of the specified jurisdiction shall govern that exhibit.

10.7Construction. Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation hereof. Each party has been represented by independent counsel in connection with this Agreement.

10.8Successors and Assigns. Neither party hereto may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other party, which consent may be given or withheld in the sole and absolute discretion of such other party; provided that, in the event of such an assignment or transfer, the transferee shall assume in writing all of the transferor’s obligations hereunder (but neither such transferor nor any subsequent transferor shall be released from its obligations hereunder). Notwithstanding and without limiting the foregoing, no consent given by any party hereto to any transfer or assignment of the other party’s rights or obligations hereunder shall be deemed to constitute a consent to any other transfer or assignment of the other party’s rights or obligations hereunder and no transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.

10.9Notices. Except as set forth in Section 4.3, all notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder (collectively, “Notices”) shall be in writing and shall be given by personal delivery, electronic mail or reputable overnight courier service (charges prepaid) or United States registered or certified mail (postage prepaid, return receipt requested) addressed as hereinafter; provided, however, without affecting the sufficiency of delivery by electronic email and for confirmation purposes only, any Notice given by electronic mail shall also be given by personal delivery, reputable overnight courier service or United States registered or certified mail. Except as otherwise specified herein, the time period in which a response to any notice or other communication must be made, if any, shall commence to run on the earliest to occur of (a) if by personal delivery, the date of receipt, or attempted delivery, if such communication is refused; (b) if given by electronic mail, the date on which such email is received; and (c) if sent by overnight courier service or by mail (as aforesaid), the date of receipt or attempted delivery, if such courier service mailing is refused. Any Notice received after 5:00 P.M New York time or on a day other than a Business Day shall be deemed received on the first Business Day thereafter. Until further notice, Notices under this Agreement shall be addressed to the parties listed below as follows:

To Seller:
HSPF La Jolla Commons I Investors LLC
HSPF La Jolla Commons II Investors LLC
HSPF La Jolla Commons III Investors LLC
c/o J.P. Morgan Investment Management Inc.
2029 Century Park East, Suite 4150
Los Angeles, California 90067
Attention:Lauren Graham
Telephone:(310) 860-7027
Email:lauren.b.graham@jpmchase.com

With a Copy To:	HSPF La Jolla Commons I Investors LLC HSPF La Jolla Commons II Investors LLC HSPF La Jolla Commons III Investors LLC c/o J.P. Morgan Investment Management Inc. P.O. Box 5005 New York, New York 10163-5005

With a Copy To:	Stroock & Stroock & Lavan LLP 2029 Century Park East Los Angeles, California 90067 Attention:Loryn Arkow, Esq. Telephone:(310) 556-5985 Email:larkow@stroock.com

To Purchaser:	American Assets Trust, Inc. 11455 El Camino Real, Suite 200 San Diego, California 92130 Attention: Adam Wyll Telephone: (858) 350-2600 Email: awyll@americanassets.com

With a Copy To:	Latham & Watkins LLP 12670 High Bluff Drive San Diego, CA 92130 Attention: James Mann Telephone: (858) 523-5289 Email: james.mann@lw.com

To Escrowee:	First American Title Insurance Company 3281 East Guasti Road, Suite 440 Ontario, California 91761 Attention: Christine Siegel Telephone:(909) 510-6208 Email:csiegel@firstam.com

Any party may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section.
10.10Third Parties. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement upon any other Person other than the parties hereto and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any party to this Agreement, nor shall any provision give any third parties any right of subrogation or action over or against any party to this

Agreement. This Agreement is not intended to and does not create any third party beneficiary rights whatsoever.

10.11Legal Costs. The parties hereto agree that they shall pay directly any and all legal costs which they have incurred on their own behalf in the preparation of this Agreement, all deeds and other agreements pertaining to the Transaction, and that such legal costs shall not be part of the closing costs.

10.12Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. Executed copies hereof may be delivered by facsimile or by email in a PDF attachment, and upon receipt, shall be deemed originals and binding upon the parties hereto. Without limiting or otherwise affecting the validity of executed copies hereof that have been delivered by facsimile or by email in a PDF attachment, the parties shall use diligent efforts to deliver originals as promptly as possible after execution.

10.13Effectiveness. In no event shall any draft of this Agreement create any obligation or liability, it being understood that this Agreement shall be effective and binding only when a counterpart hereof has been executed and delivered by each party hereto. Seller shall have the right to discontinue negotiations and withdraw any draft of this Agreement at any time prior to the full execution and delivery of this Agreement by each party hereto. Purchaser assumes the risk of all costs and expenses incurred by Purchaser in any negotiations or due diligence investigations undertaken by Purchaser with respect to the Property.

10.14No Implied Waivers. No failure or delay of either party in the exercise of any right or remedy given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified in this Agreement for exercise of such right or remedy has expired) shall constitute a waiver of any other or further right or remedy nor shall any single or partial exercise of any right or remedy preclude other or further exercise thereof or any other right or remedy. No waiver by either party of any breach hereunder or failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent breach, failure or refusal to so comply.

10.15Discharge of Seller’s Obligations. Except as otherwise expressly provided in this Agreement, Purchaser’s acceptance of the Deed shall be deemed a discharge of all of the obligations of Seller hereunder and all of Seller’s representations, warranties, covenants and agreements in this Agreement shall merge in the documents and agreements executed at the Closing and shall not survive the Closing, except and to the extent that, pursuant to the express provisions of this Agreement, any of such representations, warranties, covenants or agreements are to survive the Closing.

10.16No Recordation. Neither this Agreement nor any memorandum hereof shall be recorded and any attempted recordation hereof shall be void and shall constitute a default hereunder.

10.17Unenforceability. If all or any portion of any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, then such invalidity, illegality or unenforceability shall not affect any other provision hereof, and such provision shall be limited and construed as if such invalid, illegal or unenforceable provision or portion thereof were not contained herein unless doing so would materially and adversely affect a party or the benefits that such party is entitled to receive under this Agreement.

10.18Waiver of Trial by Jury. TO THE FULLEST EXTENT PERMITTED BY LAW, SELLER AND PURCHASER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY

EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

10.19Disclosure. Notwithstanding any terms or conditions in this Agreement to the contrary, any Person may disclose to any and all Persons, without limitation of any kind, the tax treatment and structure of the Transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided relating to such tax treatment and tax structure. For the avoidance of doubt, this authorization is not intended to permit disclosure of the names of, or other identifying information regarding, the participants in the Transaction, or of any information or the portion of any materials not relevant to the tax treatment or structure of the Transaction.

10.20Designation of Reporting Person. In order to assure compliance with the requirements of Section 6045 of the Code and any related reporting requirements of the Code, the parties hereto agree as follows:

10.20.1.The Title Company (for purposes of this Section, the “Reporting Person”), by its execution hereof, hereby assumes all responsibilities for information reporting required under Section 6045(e) of the Code.

10.20.2.Seller and Purchaser each hereby agree:

(a)to provide to the Reporting Person all information and certifications regarding such party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the Transaction under Section 6045 of the Code; and

(b)to provide to the Reporting Person such party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Reporting Person is correct.

(c)Each party hereto agrees to retain this Agreement for not less than four years from the end of the calendar year in which Closing occurred, and to produce it to the Internal Revenue Service upon a valid request therefor.

(d)The addresses for Seller and Purchaser are as set forth in Section 10.9 hereof, and the real estate subject to the transfer provided for in this Agreement is described in Exhibit A.

10.21Tax Reduction Proceedings. If any party hereto has heretofore filed, or shall hereafter file, applications for the reduction of the assessed valuation of the Property (other than any reduction of the assessed value relating to the Transactions contemplated herein and/or instituted certiorari proceedings to review such assessed valuations for any tax year that ends on or before June 30, 2019, Purchaser acknowledges and agrees that Seller shall have sole control of such proceedings, including, without limitation, the right to withdraw, compromise and/or settle the same or cause the same to be brought on for trial and to take, conduct, withdraw and/or settle appeals, and Purchaser hereby consents to such actions as Seller may take therein. If any party hereto has heretofore filed, or shall hereafter file, applications for the reduction of the assessed valuation of the Property and/or instituted certiorari proceedings to review such assessed valuations for any tax year that ends after June 30, 2019 (or for the prior tax year with respect to any reduction of the assessed value relating to the Transactions contemplated herein), Seller acknowledges and agrees that, following the

Closing, Purchaser shall have sole control of such proceedings, including, without limitation, the right to withdraw, compromise and/or settle the same or cause the same to be brought on for trial and to take, conduct, withdraw and/or settle appeals, and Seller hereby consents to such actions as Purchaser may take therein. Any refund or the savings or refund for any year or years prior to the tax year in which the Closing herein occurs shall belong solely to Seller. Any tax savings or refund for the tax year in which the Closing occurs shall be prorated between Seller and Purchaser after deduction of attorneys’ fees and other expenses related to the proceeding and all sums payable to tenants under the Leases. Any refund or the savings or refund for any year or years following the tax year in which the Closing herein occurs shall belong solely to Purchaser. Purchaser and Seller agree that all sums payable to tenants under the Leases on account of such tax savings or refund shall be promptly paid to such tenants following receipt of such tax savings or refund. Seller shall execute all consents, receipts, instruments and documents which may reasonably be requested in order to facilitate settling such proceeding and collecting the amount of any refund or tax savings. Purchaser shall assume the retainer of the attorney, if any, representing Seller in any tax proceeding pending for the tax year in which the Closing occurs and the subsequent tax year, if applicable.

10.22California Required Natural Hazard Disclosure. Seller has commissioned First American Title Insurance Company to prepare the natural hazard disclosure statement in the form required by California Civil Code Section 1103. Purchaser acknowledges that the Transaction is not subject to that Civil Code Section, but that nevertheless the form promulgated therein serves to satisfy other statutory disclosure requirements of the Government Code and Public Resources Code. Seller does not warrant or represent either the accuracy or completeness of the information on that form, and Purchaser shall use same merely as a guideline in its overall investigation of the Property.

10.23No Offer. Seller's delivery of unsigned copies of this Agreement is solely for the purpose of review by the Purchaser, and neither the delivery nor any prior communications between the parties, whether oral or written, shall in any way be construed as an offer by Seller, nor in any way imply that Seller is under any obligation to enter the transaction which is the subject of this Agreement. The signing of this Agreement by Purchaser constitutes an offer which shall not be deemed accepted by Seller unless and until Seller has signed this Agreement and delivered a duplicate original to Purchaser.

10.24SEC Requirements/Public Disclosure.

10.24.1For the period of time commencing on the Effective Date and continuing through the nine (9) month anniversary of the Closing Date, Seller shall, from time to time, upon reasonable advance notice from Purchaser, provide Purchaser and its representatives, agents and employees with access to all financial and other information in Seller’s possession relating to the Property pertaining to the period of Seller’s ownership and operation of the Property (other than such matters that relate to the negotiation and execution of this Agreement or to transactions potentially competing with or alternative to the transactions contemplated by this Agreement), which information is relevant and reasonably necessary, in the reasonable opinion of the outside, third party accountants and counsel of American Assets Trust, Inc. (“REIT”), to enable REIT and its accountants to prepare financial statements in compliance with any or all of (1) Rule 3-14 of Regulation S-X of the Securities and Exchange Commission (the “Commission”); (2) any other rule issued by the Commission and applicable to REIT; and (3) any other applicable requirements of any registration statement, report or disclosure statement filed with the Commission by, or on behalf of, REIT. Seller acknowledges and agrees that Exhibit W sets forth a representative description of the information and documentation that REIT and the accountants may possibly require, to the extent in Seller’s possession or control, in order to comply with (1), (2) and (3) above. Any access or furnishing of information must be conducted at Purchaser’s expense during normal business hours, under the supervision of Seller’s personnel, and in such a manner as to not unreasonably interfere with the normal operations of Seller. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 10.24.1 will obligate Seller or its representatives (x) to prepare or create any financial or other data or other information, summaries or materials of any kind or nature outside the ordinary course of business of Seller as of the Closing Date, (y) to incur any out-of-pocket expenses in connection with such cooperation unless reimbursed promptly by Purchaser or (z) to disclose to Purchaser or its representatives any information (A) if doing so would violate any contract or applicable law to which Seller is subject or (B) if Seller believes in good faith based on advice of counsel that doing so would jeopardize the ability to assert a claim of privilege (including the attorney-client and work product privileges). Furthermore, Seller, or in the event Seller is dissolved, an affiliate of Seller acceptable to Purchaser shall execute, if reasonably necessary, from time to time upon reasonable advanced notice, the form of audit letter attached as Exhibit X (the “Audit Letter”) to Purchaser’s auditor (the “Auditor”), as same may be modified as provided in Section 10.24.2(D); provided, however, that if Seller is requested to provide an Audit Letter, Purchaser shall reimburse Seller for any reasonable actual, third-party out-of-pocket costs and expenses, including attorneys’ and accountants’ reasonable fees and disbursements, that Seller incurs in order to comply with the foregoing requirement. The Seller’s covenants and agreements set forth in this Section 10.24.1 shall survive the Closing for a period of nine (9) months. The Purchaser’s covenants and agreements set forth in this Section 10.24.1 shall survive the Closing indefinitely.

10.24.2Purchaser hereby acknowledges and agrees that (A) Seller’s sole duty under the penultimate sentence of Section 10.24.1 is to execute the proposed Audit Letter, which is for the sole purpose of enabling the Auditor to complete its audit and express an opinion as to Purchaser’s financial statements, (B) none of the statements of Seller in the Audit Letter shall constitute representations or warranties to Purchaser, (C) as the Audit Letter will be delivered after the Closing, if at all, Purchaser is not relying upon the contents of the Audit Letter or Seller’s willingness to execute the Audit Letter (except insofar as such willingness allows Purchaser to comply with Commission regulations and requirements) in making its decision to purchase the Property, (D) Seller may need to modify the contents of the Audit Letter to accurately reflect developments that arise after the Closing or are brought to the attention of the appropriate Seller representative(s) after the Closing, (E) as of the Effective Date, Seller has not made any inquiry or investigation into the matters addressed in the Audit Letter, and (F) Seller’s financial statements and financial information may not have been audited. Purchaser agrees to indemnify, defend and hold harmless Seller from any and all claims, demands, liabilities, losses, damages, liens, costs and expenses asserted by a third party or third parties against Seller arising from or relating to the Audit Letter and to pay Seller all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in defending any such matter. The provisions of this Section 10.24.2 shall survive the Closing.

10.24.3Additionally, notwithstanding anything to the contrary in this Agreement, Purchaser shall be entitled to, and intends to, (a) provide a summary of the material terms of this Agreement in its 8-K filing, and (b) file a complete copy of this Agreement, excepting therefrom all exhibits (provided, however, Purchaser shall have the right to file such exhibits with the complete copy of this Agreement in the event that (i) the filing of such exhibits is required by applicable law or (ii) Purchaser receives reasonable advice from Purchaser’s counsel that such exhibits should be filed with the complete copy of this Agreement), with the Commission upon filing its 10-Q, which will be available to the public, and additionally Purchaser shall be entitled to, and intends to, issue up to a maximum of three (3) press releases during the term of this Agreement. Purchaser shall not identify the Seller or any of its direct or indirect owners or other affiliates, including J.P. Morgan Investment Management Inc., and JPMorgan Chase Bank, N.A or any of their affiliates, in its press releases.

10.25Tax Free Exchange. Notwithstanding anything to the contrary in this Agreement, Seller acknowledges and agrees that Purchaser shall have the right at the Closing to exchange the Property in a transaction intended to qualify as a tax-free exchange under Section 1031 of the Code (the “Tax-Free Exchange”). If Purchaser elects to effect a Tax-Free Exchange pursuant to this Section 10.25, Purchaser shall provide written notice thereof to Seller prior to the Closing, in which case Purchaser shall enter into an exchange agreement and other exchange documents with a “qualified intermediary” (as defined in Treas. Reg. § 1.1031(k)-1(g)(4) of the Code) (the “Exchange Party”), pursuant to which Purchaser shall assign all of its right, title and interest (but not its liabilities or obligations) under this Agreement to the Exchange Party. Seller agrees to use reasonable efforts to accommodate Purchaser in effectuating a like-kind exchange pursuant to Section 1031 of the Code in connection with the sale of the Property; provided however, that (a) such exchange does not directly or indirectly reduce the Purchase Price, (b) such exchange will not delay or otherwise adversely affect the Closing, (c) there is no additional unreimbursed loss, cost, damage, tax, expense or adverse consequence incurred by Seller resulting from, or in connection with, such exchange (including, without limitation, any adverse consequences under ERISA), (d) all documents to be executed by Seller in connection with such exchange shall be subject to the approval of Seller, which approval shall not be unreasonably withheld provided that Purchaser has otherwise fully complied with the terms and provisions of this Section 10.25, and shall expressly state, without qualification, that Seller (x) is acting solely as an accommodating party to such exchange, (y) shall have no liability with respect thereto, and (z) is making no representation or warranty that the Tax-Free Exchange qualifies as a tax-free exchange under Section 1031 of the Code or any applicable state or local laws, (e) in no event shall Seller be obligated to acquire any property or otherwise be obligated to take title, or appear in the records of title, to any property in connection with such exchange, and (f) Purchaser shall pay all of the costs and expenses (including, without limitation, reasonable legal fees and expenses) reasonably incurred by Seller in connection with the consideration and/or consummation of any such exchange.

10.26Cooperation During Operation and Management Transition. Following the Closing, Seller shall reasonably cooperate with Purchaser, at no cost to Seller (except to the extent Purchaser agrees to reimburse Seller for such costs), in connection with the transition of the operation and management of the Property from Seller to Purchaser. Pursuant to this Section 10.26, Seller shall use commercially reasonable efforts to cause the Seller Related Parties who were engaged with the operation and management of the Property prior to the Closing (such as employees who served on Seller’s asset and property management staffs) to be reasonably available to provide information and respond to questions regarding the systems, operations and policies relating to the Property, including all buildings and other structures located thereon to the extent such commercially reasonable efforts do not include or require Seller to expend any costs that Purchaser has not agreed to reimburse to Seller. Purchaser’s requests for cooperation by Seller and Seller Related Parties shall be limited to cooperation during the normal business hours of operation of Seller and Seller Related Parties and shall be made in a manner intended to minimize the impact on the business operations, resources and personnel of Seller and Seller Related Parties.

10.27Association Tax Returns. Seller shall (i) cause all tax returns and other filings for the Association which relate to Seller’s period of ownership of the Property to be properly and timely filed with the applicable Governmental Authorities and (ii) timely pay all taxes that are owed by the Association and relate to Seller’s period of ownership of the Property. The provisions of this Section 10.27 shall survive the Closing.

10.28Joint and Several Liability. The obligations and liabilities of each party that comprises the Seller hereunder and under any documents executed pursuant hereto or in connection herewith shall be joint and several obligations and liabilities of each of the parties that constitute the Seller regardless of which such party actually receives the benefits provided for herein or therein. To the extent this Agreement is assigned by Purchaser to more than one party, all such parties shall be jointly and severally liable to the same extent as provided herein with respect to Seller hereunder and under any documents executed pursuant hereto or in connection herewith.

10.29Environmental Inquiry.  Purchaser acknowledges and agrees that Seller has indicated that the sole inquiry and investigation that Seller has conducted in connection with the environmental condition of the Property is to review the environmental reports in its possession, and that, for all purposes, including California Health and Safety Code Section 25359.7, Seller has acted reasonably in solely relying upon said inquiry and investigation.  Purchaser acknowledges receipt of notice in accordance with the foregoing statue and receipt of the identified environmental reports.

10.30Survival. Except as otherwise provided in this Section 10, the provisions of this Section 10 shall survive the Closing or a termination of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

SELLER:

HSPF LA JOLLA COMMONS I INVESTORS LLC, a Delaware limited liability company

By:	/s/ Lauren Bilger Graham
Name: Lauren Bilger Graham
Title: Authorized Signatory

HSPF LA JOLLA COMMONS II INVESTORS LLC, a Delaware limited liability company

By:	/s/ Lauren Bilger Graham
Name: Lauren Bilger Graham
Title: Authorized Signatory

HSPF LA JOLLA COMMONS III INVESTORS LLC, a Delaware limited liability company

By:	/s/ Lauren Bilger Graham
Name: Lauren Bilger Graham
Title: Authorized Signatory

[signatures continue on next page]

PURCHASER:

AAT LA JOLLA COMMONS, LLC
a Delaware limited liability company

By:	/s/ Robert F. Barton
Name: Robert F. Barton
Title: Executive Vice President and Chief Financial Officer

By:	/s/ Adam Wyll
Name: Adam Wyll
Title: Senior Vice President

JOINDER AS TO SECTION 10.20 ONLY:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Christine Siegel
Name Christine Siegel
Title Sr. National Commerical Escrow Officer

EXHIBIT A-1
(LA JOLLA COMMONS I Land)

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT A-2
(LA JOLLA COMMONS II LAND)

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT A-3
(LA JOLLA COMMONS III LAND)

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT B
(Title PROFORMA)

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT C
(INTENTIONALLY OMITTED)

EXHIBIT D-1
TENANT ESTOPPEL CERTIFICATE

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT D-2
TENANT ESTOPPEL CERTIFICATE - BASE FORM

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT E
PURCHASER ACKNOWLEDGMENT

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT F
(Deed)

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT G
ASSIGNMENT AND ASSUMPTION OF LEASES AND CONTRACTS

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT H
BILL OF SALE AND GENERAL ASSIGNMENT

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT I
CERTIFICATION OF NON-FOREIGN STATUS UNDER
TREASURY REGULATIONS SECTION 1.1445-2(b)
(ENTITY TRANSFEROR, AS SOLE OWNER OF DISREGARDED ENTITY)

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT J
(Form of Tenant Notice)

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT K
(Form of VENDOR Notice)

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT L
OWNER’S TITLE CERTIFICATE

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT M
(Tenant Options, Rights of First Refusal and Other Purchase Rights)

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT N
(Lease Exhibit)

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT O-1
(Maintenance, Service and Supply Contracts,
and Equipment Leases)

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT O-2
(Leasing Commission Agreements)

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT P
ESCROW AGREEMENT

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT Q
LIST OF EXISTING LEASING COSTS

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT R
(ASSUMED CONTRACTS)

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT S
(IDENTIFIED CONTRACTS)

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT T
(PENDING OR THREATENED LITIGATION - SELLER)

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT U
(PENDING OR THREATENED LITIGATION - PURCHASER)

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT V

ASSIGNMENT AND ASSUMPTION OF DECLARANT RIGHTS

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT W
(ACCOUNTING RECORDS)

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT X
(FORM OF AUDIT LETTER)

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

EXHIBIT Y
(ASSOCIATION ESTOPPEL CERTIFICATE)
ESTOPPEL LETTER

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.